UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

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Splunk Inc.
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270 Brannan Street San Francisco, California 94107

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 3:30 p.m. Pacific Time on June 7, 2018

TO THE STOCKHOLDERS OF SPLUNK INC.:

The 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of Splunk Inc., a Delaware corporation (“Splunk,” “we,” or the “Company”), will be held on June 7, 2018, at 3:30 p.m. Pacific Time, at 3098 Olsen Drive, San Jose, California 95128, for the following purposes, as more fully described in the accompanying proxy statement:

1.	To elect four Class III directors to serve until the 2021 annual meeting of stockholders or until their successors are duly elected and qualified;
2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2019;
3.	To conduct an advisory vote to approve the compensation of our named executive officers; and
4.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The Board of Directors of Splunk (the “Board”) has fixed the close of business on April 13, 2018 as the record date for the Annual Meeting. Only holders of our common stock as of the record date are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.

On or about April 26, 2018, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”). The Notice provides instructions on how to vote online, by telephone, or by mail and includes instructions on how to receive a paper copy of proxy materials by mail if you choose. Instructions on how to access our proxy statement and our fiscal 2018 Annual Report may be found in the Notice or on our website at investors.splunk.com.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail.

We appreciate your continued support of Splunk.

Very truly yours,

Leonard R. Stein
Senior Vice President, Corporate Affairs and Chief Legal Officer
San Francisco, California
April 26, 2018

HOW TO CAST YOUR VOTE

Your vote is important to the future of Splunk. If you are a registered stockholder, please vote your shares as soon as possible by one of the following methods:

www.proxyvote.com
Vote by Internet

1-800-690-6903
Vote by Telephone

Mail your signed proxy card
Vote by Mail

If you are a street name stockholder (i.e., you hold your shares through a broker, bank or other nominee), please vote your shares as soon as possible by following the instructions from your broker, bank or other nominee.

See “Other Matters—Questions and Answers About the Proxy Materials and Our 2018 Annual Meeting” for details on voting requirements and additional information about the Annual Meeting.

PROXY STATEMENT SUMMARY

YOUR VOTE IS IMPORTANT

This summary highlights information contained within this proxy statement. You should read the entire proxy statement carefully and consider all information before voting. Page references are supplied to help you find further information in this proxy statement.

VOTING MATTERS, VOTE RECOMMENDATIONS AND RATIONALE

Voting Matter	Board Vote Recommendation
>

Proposal 1: Election of Class III Directors
The Board and the Nominating and Corporate Governance Committee believe that the director nominees possess the necessary qualifications to provide effective oversight of the business and quality advice to our management team.

FOR EACH NOMINEE (page 8)
>

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm
The Board and the Audit Committee believe that the continued retention of PricewaterhouseCoopers LLP for the fiscal year ending January 31, 2019 is in the best interests of the Company and its stockholders. As a matter of good corporate governance, stockholders are being asked to ratify the Audit Committee’s selection of the independent registered public accounting firm.

FOR
(page 31)
>

Proposal 3: Advisory Vote to Approve Named Executive Officer Compensation
Our executive compensation program demonstrates the continuing evolution of our “pay for performance” philosophy, and reflects feedback received from stockholder engagement. We currently hold our Say-on-Pay vote annually.

FOR
(page 34)

FISCAL 2018 BUSINESS HIGHLIGHTS

Fiscal 2018 was another year of solid financial performance and execution. Our ongoing prioritization of customer success and adoption led to continued top-line revenue growth. In fiscal 2018, our executive compensation plans emphasized revenue and non-GAAP operating margin metrics to align our compensation incentives with our business strategy of driving disciplined growth. Our fiscal 2018 business highlights include achievement of the following revenue and non-GAAP operating margin results and other important metrics:

●	Total revenues of $1.271 billion, up 34% year-over-year;
●	Non-GAAP operating margin of positive 9.2%;(1)
●	Total billings of $1.551 billion, up 38% year-over-year;(1)
●	Operating cash flow of $262.9 million with free cash flow of $242.4 million; and
●	Over 15,000 customers in more than 110 countries at the end of fiscal 2018, compared to over 13,000 customers at the end of fiscal 2017.

(1)

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we provide investors with certain non-GAAP financial measures, including non-GAAP operating margin and billings. For a full reconciliation between GAAP and non-GAAP operating margin and between revenues and billings, please see our Annual Report on Form 10-K for the year ended January 31, 2018.

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Proxy Statement Summary

TOTAL REVENUES
$ in Millions • FYE January 31

See also “Strategic Context and Fiscal 2018 Business Highlights” within Compensation Discussion and Analysis on page 35 of this proxy statement. Detailed information on our financial and operational performance can be found in our fiscal 2018 Annual Report on Form 10-K.

STOCKHOLDER ENGAGEMENT

We believe that effective corporate governance includes regular, constructive conversations with our stockholders, and we value our stockholders’ continued interest and feedback. Since fall of 2014, we have maintained a formal stockholder engagement program. We are committed to maintaining an active dialogue to understand the priorities and concerns of our stockholders on the topics of executive compensation and corporate governance. We believe that ongoing engagement builds mutual trust and understanding with our stockholders. During the fall of 2017, as part of our annual stockholder engagement program, we solicited the views of institutional stockholders representing approximately 81% of our issued and outstanding shares and engaged in substantive discussions with stockholders representing approximately 59% of our issued and outstanding shares. These discussions were productive and informative and have helped ensure that our Board’s decisions are informed by stockholder objectives. For additional information, see “Corporate Governance at Splunk—Other Governance Policies and Practices—Stockholder Engagement” on page 19 of this proxy statement and “Executive Compensation—Compensation Discussion and Analysis—Executive Summary—Stockholder Engagement and Our 2017 Say-on-Pay Vote” on page 37 of this proxy statement. Over the past several years, in response to stockholder feedback and as part of our ongoing evaluation of best practices, the Board has incorporated enhancements to our executive compensation program and corporate governance practices as depicted in the timeline.

SEPTEMBER Launched formal stockholder engagement program
Adopted majority voting for directors with resignation policy Adopted stock ownership guidelines
FEBRUARY Adopted clawback policy MARCH Introduced performance-based equity awards (“PSUs”) with revenues and operating cash flow metrics APRIL Significantly enhanced readability and presentation of proxy

MARCH
Implemented proxy access Bylaws

Increased proportion of PSUs in long-term equity compensation program for all executive officers

APRIL
Added proxy disclosure regarding Board and Committee self-evaluations and succession planning

MARCH
Added non-GAAP operating margin to PSU program to reflect increased strategic focus on a profitability measure

APRIL
Added collective director qualifications table to proxy

DECEMBER
Adopted change in circumstances with resignation policy

Adopted qualified diverse candidate pool policy

APRIL Enhanced proxy disclosures of director qualifications and skills, the role of diversity in our director nominations process, Board refreshment and corporate sustainability

2	2018 Proxy Statement

Proxy Statement Summary

CORPORATE GOVERNANCE

We believe that good corporate governance promotes the long-term interests of our stockholders, strengthens our Board and management accountability and leads to better business performance. For these reasons, we are committed to maintaining strong corporate governance practices.

The “Corporate Governance at Splunk” section beginning on page 8 describes our governance practices, which include the following highlights:

✓100% Independent Committee Members
✓Lead Independent Director
✓Separate Chairman and CEO Roles
✓Majority Voting for Directors with Resignation Policy
✓Annual Board and Committee Evaluation (Assisted by Third Party)
✓Independent Directors Meet Without Management Present
✓Board Continuing Education Program
✓Succession Planning Process
✓Proxy Access Bylaws
✓Formal CEO Evaluation Process

✓Change in Circumstances with Resignation Policy
✓Qualified Diverse Candidate Pool Policy
✓Stockholder Engagement Program
✓Board Risk Oversight
✓Stock Ownership Guidelines for Directors and Officers
✓Anti-Hedging and Pledging Policy
✓Periodic Review of Committee Charters and Governance Policies
✓Annual Say-on-Pay Vote
✓Clawback Policy
✓Code of Conduct for Directors, Officers and Employees

DIRECTOR NOMINEES AND OTHER DIRECTORS

The following table provides summary information about each director nominee and other directors as of March 31, 2018. See pages 10 to 15 for more information.

	Class	Age	Principal Occupation	Director Since	Current Term Expires	Expiration of Term For Which Nominated	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
2018 Director Nominees
Sara Baack*	III	46	Chief Marketing Officer, Equinix	2017	2018	2021
Douglas Merritt	III	54	President and CEO, Splunk	2015	2018	2021
Graham Smith*	III	58	Former CFO, salesforce.com	2011	2018	2021
Godfrey Sullivan	III	64	Chairman, Splunk	2008	2018	2021
Continuing Directors
Mark Carges*	I	56	Former CTO, eBay	2014	2019	—
Thomas Neustaetter*	I	66	Managing Director, JK&B Capital	2010	2019	—
Elisa Steele*	I	51	Former CEO and President, Jive Software	2017	2019	—
John Connors*	II	59	Managing Partner, Ignition Partners	2007	2020	—
Patricia Morrison*	II	58	EVP, Customer Support Services, and CIO, Cardinal Health	2013	2020	—
Stephen Newberry*	II	64	Chairman, Lam Research	2013	2020	—
*	Independent director
Chair
Member
Audit Committee Financial Expert

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Proxy Statement Summary

DIRECTOR DASHBOARD

DIRECTOR INDEPENDENCE	TENURE	AGE	GENDER DIVERSITY

EXECUTIVE COMPENSATION HIGHLIGHTS

Our executive compensation program is designed to attract, motivate and retain the key executives who drive our success. Pay that reflects performance and aligns with the interests of long-term stockholders is key to our compensation program design and decisions. In fiscal 2018, we continued to structure our executive compensation program to be heavily weighted towards performance-based compensation that is aligned with our business strategy. We used revenues and non-GAAP operating margin metrics, as adjusted to reflect the impact of acquisitions, in the fiscal 2018 program to reflect increased strategic focus on a profitability measure with continued disciplined top-line growth. The fiscal 2018 program provided (a) short-term cash bonuses designed to drive top-line growth and (b) long-term equity awards tied to our revenue and non-GAAP operating margin performance. The following chart summarizes the transition in long-term equity compensation design in response to stockholder feedback and other considerations.

Long-term equity compensation evolution*
Fiscal 2016	Fiscal 2017**	Fiscal 2018
RSUs = 50%	RSUs = 40%	RSUs = 40%

PSUs = 50% Payout range: 0-200% Performance metrics: revenues and operating cash flow percentage relative to revenue growth rate	PSUs = 60% Payout range: 0-200% Performance metrics: revenues and operating cash flow percentage relative to revenue growth rate	PSUs = 60% Payout range: 0-200% Performance metrics: revenues and non-GAAP operating margin

*	Equity weightings are at the target performance level; the actual mix of equity will vary with performance unit award results.
**	In fiscal 2017 only, long-term equity compensation for our CEO consisted of 25% RSUs and 75% PSUs.

4	2018 Proxy Statement

Proxy Statement Summary

OUR EXECUTIVE COMPENSATION PRACTICES

Our executive compensation policies and practices reinforce our pay for performance philosophy and align with sound governance principles. Listed below are highlights of our fiscal 2018 compensation policies and practices:

What We Do	What We Don’t Do
Performance-based cash and equity incentives
Clawback policy on cash and equity incentive compensation
Stock ownership guidelines for executive officers and directors
Caps on performance-based cash and equity incentive compensation
100% independent directors on the Compensation Committee
Independent compensation consultant engaged by the Compensation Committee
Annual review and approval of our compensation strategy
Significant portion of executive compensation at risk based on corporate performance
Four-year equity award vesting periods
Limited and modest perquisites
Formal CEO evaluation tied to compensation decisions

No “single trigger” change of control payments or benefits
No post-termination retirement or pension-type non-cash benefits or perquisites for our executive officers that are not available to our employees generally
No tax gross-ups for change of control payments or benefits
No short sales, hedging, or pledging of stock ownership positions and transactions involving derivatives of our common stock
No strict benchmarking of compensation to a specific percentile of our peer group

OUR FISCAL 2018 NAMED EXECUTIVE OFFICER PAY

The charts below show the pay mix of our CEO and other named executive officers (“NEOs”) and the components of their pay for fiscal 2018. These charts illustrate the predominance of at-risk and performance-based components in our regular executive compensation program. We believe these components provide a compensation package that helps attract and retain qualified individuals, links individual performance to Company performance, focuses the efforts of our NEOs and other executive officers on the achievement of both our short-term and long-term objectives and aligns the interests of our executive officers with those of our stockholders.

CEO

ALL OTHER NEOs*

*	This chart excludes the promotion and recognition equity awards made to Ms. St. Ledger and Mr. Stein. See “Executive Compensation—Compensation Discussion and Analysis—Discussion of Our Fiscal 2018 Executive Compensation Program—Components of Compensation Program and Fiscal 2018 Compensation—Long-Term Equity Compensation—Fiscal 2018 Equity Awards” on page 45 of this proxy statement for details on the promotion and recognition equity awards made to Ms. St. Ledger and Mr. Stein. If the promotion and recognition equity awards made to Ms. St. Ledger and Mr. Stein were to be included, the pay mix would be 45% performance-based.

www.splunk.com	5

www.splunk.com	7

CORPORATE GOVERNANCE AT SPLUNK

1	Election of Directors The board recommends a vote “FOR” each of the nominees named below.

Our business affairs are managed under the direction of our Board, which is currently composed of ten members. Eight of our directors are independent within the meaning of the independent director rules of The NASDAQ Stock Market. Our Board is divided into three classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring. Each director’s term continues until the expiration of the term for which he or she is elected and until the election and qualification of his or her successor, or his or her earlier death, resignation, or removal.

Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors.

We maintain a majority voting policy for the election of directors. This means that in order for a nominee to be elected in an uncontested election, the number of votes cast “For” such nominee’s election must exceed the number of votes cast “Against” that nominee’s election. Broker non-votes and abstentions will have no effect on the outcome of such election.

CONSIDERATIONS IN EVALUATING DIRECTOR NOMINEES

Our Board follows an annual director nomination process that promotes thoughtful and in-depth review of overall board composition and director nominees throughout the year. At the beginning of the process, the Nominating and Corporate Governance Committee reviews current board composition and any specific characteristics desired for future director candidates. See “Board Refreshment” below for a discussion of the characteristics identified in the most recent director searches that culminated in the appointment of Sara Baack and Elisa Steele to our Board. The Nominating and Corporate Governance Committee reviews incumbent director candidates, evaluates any changes in circumstances that may impact their candidacy, and considers information from the board evaluation process. Upon a recommendation from the Nominating and Corporate Governance Committee, the Board considers and approves the nomination of director candidates for election at the annual meeting of the stockholders.

In evaluating director candidates and considering incumbent directors for nomination to the Board, the Nominating and Corporate Governance Committee expects certain minimum qualifications and takes into consideration key factors, experiences, qualifications and skills that are relevant to the Board’s work and the Company’s strategy and strengthen the current Board’s skills mix.

The Nominating and Corporate Governance Committee requires the following minimum qualifications to be satisfied by any nominee for a position on the Board:

Highest personal and professional ethics & integrity	Proven achievement in nominee’s field	Sound business judgment	Complementary skills to those of existing Board	Ability to assist management and significantly contribute to our success	Understanding of fiduciary duties	Commitment of time and energy

8	2018 Proxy Statement

Corporate Governance at Splunk

Key factors the Nominating and Corporate Governance Committee considers when selecting directors and refreshing the Board (in addition to the current size and composition of the Board and the needs of the Board and its committees) include:

●	Age and Tenure – While the Board does not have term limits, the Board seeks to balance appropriate levels of director turnover. New perspectives and new ideas are critical to a forward-looking and strategic Board as is the ability to benefit from the valuable experience and familiarity that longer-serving directors bring.
●	Diversity – The Nominating and Corporate Governance Committee includes qualified diverse candidates (including gender, race and ethnicity) in the pool from which nominees are considered. The Board believes that diversity contributes to more effective decision-making and ultimately to the success of our customers and stockholders.
●	Experience – The Nominating and Corporate Governance Committee strives for a Board that spans a range of expertise and perspective in areas relevant to the Company’s business, strategic vision and operating and innovation environment.
●	Full-time employment – The Nominating and Corporate Governance Committee takes into consideration employment status and whether the director holds a current operating role or is retired and has the commitment of time and energy necessary to diligently carry out his or her fiduciary responsibilities.
●	Independence – Having an independent Board is a core element of our governance philosophy. Our Corporate Governance Guidelines provide that a majority of our directors will be independent as defined under NASDAQ rules.

The Nominating and Corporate Governance Committee also considers and evaluates other factors it deems to be in our and our stockholders’ best interests. The Nominating and Corporate Governance Committee does not assign any particular weighting or priority to any of these factors.

The Nominating and Corporate Governance Committee reviews with the Board on an annual or more frequent basis the director skills and experience qualifications that it believes are desirable to be represented on the Board, considering current Board composition and Company circumstances. The Nominating and Corporate Governance Committee believes that it is critical for directors to have technology and product experience, to have previously held or currently hold significant leadership positions, and to have international operations and growth experience. The Board and the Nominating and Corporate Governance Committee believe that the collective experiences and qualifications of the directors allow the Board to best fulfill its responsibilities to the long-term interest of our stockholders.

Below is a summary of the primary experience, qualifications and skills that our directors bring to the Board:

Technology & Product (100%)
All 10 directors are experienced leaders in the technology sector focused on innovation and collaboration, which allows them to provide valuable insight on significant issues specific to the software and enterprise software industries.

Sales (60%)
6 of the directors have sales experience, which is relevant as the Company continues to expand its direct and indirect sales organization, increase customer satisfaction and renewals by offering support to ensure customer success and drive enterprise-wide adoption of its offerings.

Leadership (100%)
All 10 directors have held or hold significant leadership positions, possess strong leadership qualities and know the levers that drive change and growth, which equips them to provide constructive insight to our management team.

Marketing (60%)
6 of the directors have marketing experience and expertise in brand building in rapidly-changing industries, which contributes to the Company’s ability to identify and develop new markets for its offerings and expand into adjacent products, services and technologies.

International Operations & Growth (100%)
10 of the directors have experience in the operational, financial and strategic issues facing global companies, which brings critical perspective to the Board as we continue to expand our international operations.

Financial (60%)
6 of the directors have strong financial experience, having spent a significant portion of their careers focused on finance or as a C-level executive, with 3 of them previously having served as chief financial officers.

Risk Management (90%)
9 of the directors have experience in risk management and oversight, which contributes to the Board’s role in overseeing risk management and understanding the most significant risks facing the Company.

Information Security & Privacy (40%)
4 of the directors have experience in information security and privacy, which enhances the Board’s oversight of cybersecurity and understanding the implications of cyber risks as they relate to the Company.

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Corporate Governance at Splunk

In light of the individual qualifications and experiences of each of our director nominees, and the contributions that our nominees have made to our Board, our Board has recommended that each of our director nominees be elected by our stockholders. Biographies of all our directors are set forth below under “Nominees for Directors” and “Continuing Directors.”

BOARD REFRESHMENT

Our Board maintains a robust process in which the directors focus on identifying, considering and evaluating potential Board candidates. The Nominating and Corporate Governance Committee leads this process by considering prospective candidates. The Nominating and Corporate Governance Committee uses a variety of methods to identify and evaluate director nominees. It considers potential new candidates recommended by its members, other Board members, management and individual stockholders. It also uses the services of a third-party search firm to help it identify, screen, interview and conduct background investigations of potential director candidates with an emphasis on identifying potential director candidates with a broad range of perspectives and experiences. In identifying appropriate candidates, with support from its outside consultant, the Nominating and Corporate Governance Committee conducts a thoughtful evaluation focused on aligning skills, experience and characteristics of our Board with the strategic development of the Company. The Board believes refreshment of directors is integral to an effective governance structure. The Board has a balance of new and continuing directors, with average tenure of approximately 5.5 years, and has appointed six new independent directors since our IPO, including four women.

Most recently, the Board identified two seats that it desired to fill, and embarked on a search to find candidates who possessed specific qualifications and experience and, as importantly, who would contribute to the gender diversity of our Board. The Nominating and Corporate Governance Committee worked with a third-party search firm to identify candidates with digital transformation and senior executive marketing experience to fill one seat and candidates who currently or recently served as a CEO of a technology company to fill the other seat. A year-long, robust and deliberate search process culminated in September 2017 with the appointments of Sara Baack, Chief Marketing Officer of Equinix, Inc., and Elisa Steele, former CEO and President of Jive Software, Inc., to our Board.

Other recent changes to our Board and committee composition include long-tenured director David Hornik’s retirement from the Board in September 2017; Ms. Steele’s appointment to the Compensation Committee, replacing Mr. Neustaetter; Mr. Neustaetter’s and Ms. Baack’s appointments to the Nominating and Corporate Governance Committee; and Mr. Smith’s appointment as chair of the Audit Committee.

NOMINEES FOR DIRECTOR

SARA BAACK
Independent CMO of Equinix Age 46 Director Since 2017 Splunk Committee(s): Nominating and Corporate Governance Committee	Sara Baack has served as a member of our Board since 2017. Since 2012, Ms. Baack has served as Chief Marketing Officer of Equinix, Inc., a global interconnection and data center company. Prior to joining Equinix, she served in various executive positions at Level 3 Communications Inc., a provider of integrated communications services, most recently as Senior Vice President, Voice Services from 2007 to 2012 and in other leadership positions in the company from 2000 to 2007. Prior to Level 3, she worked in financial services investing private equity for PaineWebber Capital (since acquired by UBS Group AG). Ms. Baack holds a B.A. from Rice University and an M.B.A. from Harvard Business School.

Ms. Baack possesses specific attributes that qualify her to serve as a director, including her knowledge and experience in the information technology services industry and professional experience serving in leadership positions at other public companies.

Ms. Baack brings the following primary experiences, qualifications and skills to the Board:

	Technology & Product	Leadership	International Operations & Growth	Sales	Marketing	Financial

10	2018 Proxy Statement

Corporate Governance at Splunk

DOUGLAS MERRITT
President and CEO of Splunk Age 54 Director Since 2015 Splunk Committee(s): None

Douglas Merritt has served as our President, CEO and a member of our Board since 2015. He served as our Senior Vice President of Field Operations from 2014 to 2015. Prior to joining us, Mr. Merritt served as Senior Vice President of Products and Solutions Marketing at Cisco Systems, Inc., a networking company, from 2012 to 2014. From 2011 to 2012, he served as Chief Executive Officer of Baynote, Inc., a behavioral personalization and marketing technology company. Previously, Mr. Merritt served in a number of executive roles and as a member of the extended Executive Board at SAP A.G., an enterprise software company, from 2005 to 2011. From 2001 to 2004, Mr. Merritt served as Group Vice President and General Manager of the Human Capital Management Product Division at PeopleSoft Inc. (acquired by Oracle Corporation), a software company. He also co-founded and served as Chief Executive Officer of Icarian, Inc. (since acquired by Workstream Corp.), a cloud-based company, from 1996 to 2001. Mr. Merritt holds a B.S. from The University of the Pacific in Stockton, California.

Mr. Merritt possesses specific attributes that qualify him to serve as a director, including the knowledge and perspective he brings through his experience as our former Senior Vice President of Field Operations and his experience as a public company executive and as a member of the board of directors of private companies in the enterprise software industry.

Mr. Merritt brings the following primary experiences, qualifications and skills to the Board:

	Technology & Product	Leadership	International Operations & Growth	Risk Management	Sales	Marketing	Information Security & Privacy

GRAHAM SMITH
Independent Former CFO of salesforce.com Age 58 Director Since 2011 Splunk Committee(s): Audit Committee

Graham Smith has served as a member of our Board since 2011. Mr. Smith was Executive Vice President at salesforce.com, inc., a provider of enterprise cloud computing software, in 2015. He also served as salesforce.com’s Executive Vice President, Finance from 2014 to 2015, Executive Vice President and Chief Financial Officer from 2008 to 2014, and Executive Vice President and Chief Financial Officer Designate from 2007 to 2008. Prior to joining Salesforce, Mr. Smith served as Chief Financial Officer at Advent Software Inc., a software company, from 2003 to 2007. Mr. Smith has served as a member of the board of directors of Citrix Systems, Inc., an enterprise software company, MINDBODY, Inc., an online wellness services marketplace, Xero, Inc., an online accounting software company, and BlackLine, Inc., a provider of cloud-based solutions for finance and accounting, each since 2015. Mr. Smith holds a B.Sc. from Bristol University in England and qualified as a chartered accountant in England and Wales.

Mr. Smith possesses specific attributes that qualify him to serve as a director, including his financial expertise and professional experience as an executive of other public software companies.

Mr. Smith brings the following primary experiences, qualifications and skills to the Board:

	Technology & Product	Leadership	International Operations & Growth	Risk Management	Financial

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Corporate Governance at Splunk

GODFREY SULLIVAN
Chairman of Splunk Age 64 Director Since 2008 Splunk Committee(s): None

Godfrey Sullivan has served as a member of our Board since 2008 and as Chairman of our Board since 2011. Previously, he served as our President and CEO from 2008 to 2015. Prior to joining us, from 2001 to 2007, Mr. Sullivan was with Hyperion Solutions Corporation, a performance management software company acquired by Oracle Corporation, where he served in various executive roles, most recently as President and Chief Executive Officer, and as a member of the board of directors from 2004 until 2007. Mr. Sullivan has served as a member of the board of directors of Citrix Systems, Inc., an enterprise software company, since 2005. Mr. Sullivan previously served on the board of directors of Informatica Corporation, a data integration software provider, from 2008 to 2013. Mr. Sullivan holds a B.B.A. from Baylor University.

Mr. Sullivan possesses specific attributes that qualify him to serve as a director, including the perspective and experience he brings as our former CEO and his experience as an executive and as a member of the board of directors of other companies in the enterprise software industry. Mr. Sullivan also brings historical knowledge of our business, operational expertise and continuity to the Board.

Mr. Sullivan brings the following primary experiences, qualifications and skills to the Board:

	Technology & Product	Leadership	International Operations & Growth	Risk Management	Sales	Marketing

12	2018 Proxy Statement

Corporate Governance at Splunk

CONTINUING DIRECTORS

MARK CARGES
Independent Former CTO of eBay Age 56 Director Since 2014 Splunk Committee(s): Compensation Committee

Mark Carges has served as a member of our Board since 2014. He previously served as the Chief Technology Officer of eBay Inc., an e-commerce company, from September 2009 to September 2014. From September 2009 to November 2013, he also served as eBay’s Senior Vice President, Global Products, Marketplaces. From September 2008 to September 2009, he served as eBay’s Senior Vice President, Technology. From November 2005 to May 2008, Mr. Carges served as Executive Vice President, Products and General Manager of the Business Interaction Division of BEA Systems, Inc., a software company (acquired by Oracle Corporation). Mr. Carges has served as a member of the board of directors of Veeva Systems Inc., a provider of industry cloud solutions for the global life sciences industry, since 2017. Mr. Carges previously served on the board of directors of Rally Software Development Corp., a provider of cloud-based solutions for managing software development (acquired by CA Technologies), from 2011 to 2015. Mr. Carges holds a B.A. from the University of California, Berkeley and an M.S. from New York University.

Mr. Carges possesses specific attributes that qualify him to serve as a director, including his knowledge and experience in the software industry and professional experience serving in leadership positions at various technology companies.

Mr. Carges brings the following primary experiences, qualifications and skills to the Board:

	Technology & Product	Leadership	International Operations & Growth	Risk Management	Sales	Information Security & Privacy

THOMAS NEUSTAETTER
Independent Managing Director at JK&B Capital Age 66 Director Since 2010 Splunk Committee(s): Nominating and Corporate Governance Committee

Thomas Neustaetter has served as a member of our Board since 2010. Since 1999, Mr. Neustaetter has been a Managing Director at JK&B Capital, a venture capital firm. Prior to joining JK&B Capital, Mr. Neustaetter was a partner at The Chatterjee Group, an affiliate of Soros Fund Management, from 1996 to 1999. Mr. Neustaetter holds a B.A. from the University of California, Berkeley and an M.B.A. and M.S. from the University of California, Los Angeles.

Mr. Neustaetter possesses specific attributes that qualify him to serve as a director, including his financial expertise and his substantial experience as an investment professional and as a director of software companies.

Mr. Neustaetter brings the following primary experiences, qualifications and skills to the Board:

	Technology & Product	Leadership	International Operations & Growth	Risk Management	Financial

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ELISA STEELE
Independent Former CEO and President of Jive Software Age 51 Director Since 2017 Splunk Committee(s): Compensation Committee

Elisa Steele has served as a member of our Board since 2017. Ms. Steele previously served as Chief Executive Officer and President of Jive Software, Inc., a collaboration software company (acquired by Aurea), from 2015 to 2017. From 2014 to 2015, she served in various executive positions at Jive Software, including President; Executive Vice President, Strategy and Chief Marketing Officer; and Executive Vice President, Marketing and Products. Prior to joining Jive Software, Ms. Steele served as Chief Marketing Officer and Corporate Vice President, Consumer Apps & Services at Microsoft Corporation, a worldwide provider of software, services and solutions, and Chief Marketing Officer of Skype, an Internet communications company, from 2012 to 2014. Ms. Steele also has held executive leadership positions Yahoo! Inc. and NetApp, Inc. Ms. Steele holds a B.S. from the University of New Hampshire and an M.B.A. from San Francisco State University.

Ms. Steele possesses specific attributes that qualify her to serve as a director, including her knowledge and experience in the software industry and professional experience as a former executive of various technology companies.

Ms. Steele brings the following primary experiences, qualifications and skills to the Board:

	Technology & Product	Leadership	International Operations & Growth	Risk Management	Marketing

JOHN CONNORS
Lead Independent Director Managing Partner at Ignition Partners Age 59 Director Since 2007 Splunk Committee(s): Audit Committee; Nominating and Corporate Governance Committee

John Connors has served as a member of our Board since 2007. Since 2005, Mr. Connors has been a managing partner at Ignition Partners, LLC, a venture capital firm. Prior to joining Ignition Partners, Mr. Connors served in various management positions at Microsoft Corporation, a technology company, from 1989 to 2005, including most recently as Senior Vice President and Chief Financial Officer from 1999 to 2005. Mr. Connors has served as a member of the board of directors of NIKE, Inc., a designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories, since 2005. Mr. Connors holds a B.A. from the University of Montana.

Mr. Connors possesses specific attributes that qualify him to serve as a director, including his substantial experience as an investment professional in the business software and services industry and his experience as an executive in the software industry and as a member of the board of directors and audit and finance committee of a Fortune 500 company. Mr. Connors also brings historical knowledge of our business and continuity to the Board, as well as accounting experience and financial expertise.

Mr. Connors brings the following primary experiences, qualifications and skills to the Board:

	Technology & Product	Leadership	International Operations & Growth	Risk Management	Sales	Marketing	Financial	Information Security & Privacy

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PATRICIA MORRISON
Independent EVP, Customer Support Services, and CIO of Cardinal Health Age 58 Director Since 2013 Splunk Committee(s): Audit Committee

Patricia Morrison has served as a member of our Board since 2013. Since 2009, Ms. Morrison has served as Executive Vice President, Customer Support Services and Chief Information Officer at Cardinal Health, Inc., a provider of healthcare services. Prior to joining Cardinal Health, Ms. Morrison was Chief Executive Officer of Mainstay Partners, a technology advisory firm, from 2008 to 2009, and Executive Vice President and Chief Information Officer at Motorola, Inc., a designer, manufacturer, marketer and seller of mobility products, from 2005 to 2008. Her previous experience also includes Chief Information Officer of Office Depot, Inc. and senior-level information technology positions at PepsiCo, Inc., The Quaker Oats Company, General Electric Company and The Procter & Gamble Company. Ms. Morrison has served as a member of the board of directors of Aramark, a global provider of food, facilities and uniform services, since 2017. Ms. Morrison holds a B.A. and B.S. from Miami University in Oxford, Ohio.

Ms. Morrison possesses specific attributes that qualify her to serve as a director, including her information technology expertise and professional experience as an executive of other public companies.

Ms. Morrison brings the following primary experiences, qualifications and skills to the Board:

	Technology & Product	Leadership	International Operations & Growth	Risk Management	Financial	Information Security & Privacy

STEPHEN NEWBERRY
Independent Chairman of Lam Research Age 64 Director Since 2013 Splunk Committee(s): Compensation Committee

Stephen Newberry has served as a member of our Board since 2013. Mr. Newberry has been a director of Lam Research Corporation, a supplier of wafer fabrication equipment and services, since 2005, and has served as the chairman of the board of Lam Research since 2012. He served as Lam Research’s Chief Executive Officer from 2005 through 2011, President from 1998 to 2010, and Chief Operating Officer from 1997 to 2005. Prior to joining Lam Research, Mr. Newberry held various executive positions at Applied Materials, Inc., a provider of manufacturing solutions for the semiconductor, flat panel display and solar industries. Mr. Newberry previously served on the board of directors of Nanometrics Incorporated, a provider of process control metrology and inspection systems, from 2011 to 2015. Mr. Newberry holds a B.S. from the United States Naval Academy and is a graduate of the Program for Management Development at Harvard Business School.

Mr. Newberry possesses specific attributes that qualify him to serve as a director, including the perspective and experience he brings as a former executive of global technology companies.

Mr. Newberry brings the following primary experiences, qualifications and skills to the Board:

	Technology & Product	Leadership	International Operations & Growth	Risk Management	Sales	Marketing	Financial

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DIRECTOR INDEPENDENCE

Our common stock is listed on The NASDAQ Global Select Market. Under the rules of The NASDAQ Stock Market, independent directors must comprise a majority of a listed company’s board of directors, and subject to specified exceptions, all members of its audit, compensation, and nominating and corporate governance committees must be independent. Under those rules, a director is independent only if a company’s board of directors makes an affirmative determination that the director has no material relationship with the company that would impair his or her independence.

Our Board has undertaken a review of the independence of each director. In making this determination, our Board considered the relationships that each non-employee director has with us and all other facts and circumstances that our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock of each non-employee director, as well as relationships that our directors may have with our customers and vendors. Based on this review, our Board has determined that Mses. Baack, Morrison and Steele, and Messrs. Carges, Connors, Neustaetter, Newberry and Smith, representing eight of our ten directors, are “independent” as that term is defined under the rules of The NASDAQ Stock Market for purposes of serving on our Board and committees of our Board. In addition, our Board determined that David Hornik, who served as a director until his resignation in September 2017, and Amy Chang, who served as a director until her resignation in June 2017, were each independent during the time they served as directors.

BOARD’S ROLE AND RESPONSIBILITIES

Our Board is elected by the stockholders to oversee their interests in the long-term health and overall success of the Company’s business. In exercising their fiduciary duties, the Board represents and acts on behalf of our stockholders and is committed to strong corporate governance. The Board is deeply involved in the Company’s strategic planning process, risk oversight, succession planning and selecting and evaluating the performance of our CEO.

LONG-TERM STRATEGIC PLANNING

Our Board recognizes the importance of assuring that our overall business strategy is designed to create long-term value for our stockholders. As a result, it maintains an active oversight role in formulating, planning and implementing the Company’s strategy. The Board has a robust strategic planning process during which elements of our business and financial plans, strategies and near- and long-term initiatives are developed and reviewed. This process culminates with an annual strategy deep-dive where the Board holds an extensive session to review the Company’s overall strategy with management. This session offers the opportunity for a fluid exchange of information and ideas, helping to refine the current approach and identify new opportunities and risks. In addition to our business strategy, the Board reviews the Company’s three-year financial plan, which serves as the basis for the financial plan for the upcoming year and is firmly linked to the Company’s long-term strategic plans and priorities. The Board considers the progress of and challenges to the Company’s strategy, as well as related risks, throughout the year.

RISK OVERSIGHT

Our Board recognizes the importance of effective risk oversight in running a successful business and in fulfilling its fiduciary responsibilities to the Company and its stockholders. Our Board is responsible for assuring that an appropriate culture of risk management exists within the Company and for setting the right “tone at the top,” overseeing our aggregate risk profile and focusing on how the Company addresses specific risks, such as strategic and competitive risks, financial risks, brand and reputation risks, legal and compliance risks, operational risks, and cybersecurity and technology risks.

Our Board exercises its risk oversight responsibility both directly and through its three standing committees, each of which is delegated specific risks and keeps our Board informed of its oversight efforts through regular reports by the committee chairs. Our management team is responsible for the day-to-day management of risks we face. Throughout the year, our Board and each committee spend a portion of their time reviewing and discussing specific risk topics. For

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example, our Chief Information Security Officer provides quarterly updates to the Audit Committee on cybersecurity and other risks relevant to our information technology environment. In addition, the leaders of our Legal Department update our Board regularly on material legal and regulatory matters. Our Board regularly discusses business, legal, regulatory, competitive and other developments impacting the Company.

In its risk oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by our management team are appropriate and functioning as designed. Our Board believes that its current leadership structure, described in detail under “Board Structure and Processes” on page 23, supports the risk oversight function of our Board by providing for open communication between our management team and our Board. In addition, independent directors chair the various committees involved in assisting with risk oversight, and all directors are involved in the risk oversight function.

The following are the key oversight responsibilities of our Board and its committees:

Board of Directors Oversees Major Risks
• Strategic and competitive • Financial • Brand and reputational • Legal and compliance • Operational • Data protection and cybersecurity • Succession planning

Audit Committee Primary Risk Oversight	Compensation Committee Primary Risk Oversight	Nominating & Corp Gov Committee Primary Risk Oversight
●Financial statement integrity and reporting ●Data protection and cybersecurity ●Legal and regulatory ●Internal controls	●Employee compensation policies and practices ●Non-executive director compensation policies and practices	●Governance structure and processes ●Legal and policy matters with potential significant impact ●Succession planning ●Conflicts of interest and compliance ●Corporate sustainability

LEADERSHIP DEVELOPMENT AND MANAGEMENT SUCCESSION PLANNING

The Board and management team recognize the importance of continuously developing our executive talent. Our management team conducts an annual talent review process that includes succession plans for our senior leadership positions. These succession plans are reviewed by our CEO, and details on these succession plans, including potential successors of our executive officers, are presented to the Board.

In addition, our Board annually reviews a succession plan for the CEO position, using formal criteria to evaluate potential successors and also interim candidates in the event of an emergency situation. In conducting its evaluation, the Board considers organizational needs, competitive challenges, leadership/management potential and development, and emergency situations.

As part of our succession planning, on November 19, 2015, Mr. Merritt became our President and CEO, succeeding Mr. Sullivan, who retired after over seven years as CEO. Mr. Sullivan continues to serve the Company as non-executive Chairman of our Board. On May 2, 2016, Ms. St. Ledger became our Senior Vice President, Chief Revenue Officer, succeeding Mr. Merritt, who had continued to serve the dual role of CEO and head of field operations following the CEO transition. On October 1, 2017, Ms. St. Ledger was promoted to President, Worldwide Field Operations. These transitions exemplify the Board’s ongoing commitment to cultivating and developing executive talent.

In addition to executive and management succession, the Nominating and Corporate Governance Committee regularly oversees and plans for director succession and refreshment of the Board to ensure a mix of skills, experience, tenure and diversity, as described under “Board Refreshment” beginning on page 10.

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CEO EVALUATION PROCESS

Our Board conducts a robust annual CEO evaluation process, consisting of both a performance review and a compensation analysis. The performance evaluation component is led by our Lead Independent Director and chair of the Compensation Committee and includes an assessment of the CEO’s performance in light of set objectives, 360 feedback evaluations provided by individuals who substantively interact with the CEO, and a detailed CEO self-assessment. Separately, the Compensation Committee’s independent consultant conducts a market analysis to help ensure alignment with competitive market practices and provides its recommendations to the Compensation Committee. Once all of the relevant performance data has been collected, our Lead Independent Director and chair of the Compensation Committee prepare and present their evaluation on CEO performance to the Board. The Compensation Committee then meets in executive session to discuss the CEO performance evaluation results and CEO compensation. After reviewing all of the collected data regarding performance, the Compensation Committee makes its decision regarding CEO compensation for the forthcoming year. Our CEO abstains from participating in all related discussions of the Compensation Committee and Board.

STOCKHOLDER RECOMMENDATIONS, NOMINATIONS AND COMMUNICATIONS WITH THE BOARD

STOCKHOLDER RECOMMENDATIONS

The Nominating and Corporate Governance Committee will consider candidates for directors recommended by stockholders holding at least one percent of our fully diluted capitalization continuously for at least 12 months. The Nominating and Corporate Governance Committee will evaluate such recommendations in accordance with its charter, our Bylaws, our policies and procedures for director candidates, as well as the nominee criteria described above. This process is designed to ensure that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Stockholders meeting the applicable requirements that wish to recommend a candidate for nomination should contact our Corporate Secretary in writing. Such recommendations must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our stock and a signed letter from the candidate confirming willingness to serve on our Board. The Nominating and Corporate Governance Committee has discretion to decide which individuals to recommend for nomination as directors. We did not receive any stockholder recommendations in 2017.

STOCKHOLDER NOMINATIONS

Our Bylaws permit stockholders to nominate director candidates through proxy access for inclusion in our proxy statement.

PROXY ACCESS PROCESS

1	a single stockholder, or group of up to 20 stockholders (or 25 stockholders, if our annual revenues are greater than $4 billion for the most recently completed fiscal year) owning 3% outstanding stock for at least 3 years consecutively	2	the individual or group may submit up to 20% (if there are 10 or more directors in office) or up to 25% (if there are nine or fewer directors in office) of the directors then in office, but in no case less than one nominee	3	stockholders and nominees who satisfy the requirements specified by our Bylaws are included in the proxy statement

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To be timely for our 2019 annual meeting of stockholders, our Corporate Secretary must receive a stockholder’s notice of a proxy access nomination at our principal executive offices:

●	not earlier than November 27, 2018; and
●	not later than the close of business on December 27, 2018.

ADVANCE NOTICE PROCEDURE

Our Bylaws also permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our Bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our Bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time period described under “Other Matters–Stockholder Proposals” for stockholder proposals that are not intended to be included in our proxy statement.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD

We have a practice of regularly engaging with stockholders to seek their feedback. Stockholders may also communicate with the Board or with an individual member of the Board by writing to the Board or to the particular member of the Board and mailing the correspondence to: c/o General Counsel, Splunk Inc., 270 Brannan Street, San Francisco, California 94107. All such stockholder communications will be reviewed initially by our General Counsel and, if appropriate, will be forwarded to the appropriate member or members of the Board, or if none is specified, to the Chairman of the Board. This process assists the Board in reviewing and responding to stockholder communications in an appropriate manner. The General Counsel reports regularly to the Nominating and Corporate Governance Committee on all correspondence received that, in his opinion, involves functions of the Board or its committees or that he otherwise determines merits Board attention.

OTHER GOVERNANCE POLICIES AND PRACTICES

STOCKHOLDER ENGAGEMENT

We believe that effective corporate governance includes regular, constructive conversations with our stockholders, and we value our stockholders’ continued interest and feedback. Since fall of 2014, we have maintained a formal stockholder engagement program. We are committed to maintaining an active dialogue to understand the priorities and concerns of our stockholders on the topics of executive compensation and corporate governance. We believe that ongoing engagement builds mutual trust and understanding with our stockholders.

ANNUAL STOCKHOLDER ENGAGEMENT CYCLE

Summer Our annual stockholder engagement cycle begins with a review of the results of our most recent annual meeting, together with governance best practices and other developments.

Fall

We engage with many of our major stockholders and others who request meetings about topics of interest in our governance and executive compensation programs along with other updates at the Company. We solicit feedback on issues that are important to our stockholders.

Spring

We publish our proxy statement and annual report to our stockholders. We reach out again to our major stockholders to engage on important topics to be addressed at our annual meeting. We then hold our annual meeting.

Winter We communicate to the Board and its committees the feedback received from stockholders and consider those perspectives in upcoming governance or executive compensation discussions.

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During the fall of 2017, as part of our annual stockholder engagement program, we solicited the views of institutional stockholders representing approximately 81% of our issued and outstanding shares and engaged in substantive discussions with stockholders representing approximately 59% of our issued and outstanding shares. These discussions, which were led by our Vice President, General Counsel and our Vice President, Investor Relations, covered a variety of topics, including feedback on our executive compensation philosophy and program, our compensation actions for the past fiscal year, Board refreshment (including recent director departures and appointments), corporate sustainability and the evolution of our corporate governance program. Our Lead Independent Director and Senior Vice President, Corporate Affairs and Chief Legal Officer also joined follow-up discussions upon the request of certain stockholders.

In general, our stockholders have a long-term outlook and understand that we are currently in a dynamic, high-growth phase and face a talent war. We received positive feedback on our compensation program and were encouraged to continue to emphasize strong alignment between compensation and Company performance. See “Executive Compensation–Compensation Discussion and Analysis–Executive Summary–Stockholder Engagement and Our 2017 Say-on-Pay Vote” for stockholder feedback on our executive compensation program. In addition, while our stockholders reacted favorably to our proxy statement disclosures, we received additional suggestions for improvement. Based in part on this feedback, we enhanced our disclosures of director qualifications and skills, the role of diversity in our director nominations process, Board refreshment and corporate sustainability.

CORPORATE SUSTAINABILITY HIGHLIGHTS

We are deeply committed to making a positive impact for our stakeholders, our communities, and the world around us through sustainable business practices. We believe in the power of data to drive positive change and the power of Splunk’s technology to make the world a better place. Making a positive impact also requires a strong commitment to conduct our business in ways that are principled, transparent and accountable to stockholders. We believe placing high ethical standards and effective corporate governance at the center of the way we operate generates long-term value for our business and our stockholders. The following priorities and initiatives illustrate ways in which Splunk creates positive social change.

DIVERSITY AND INCLUSION

Diversity and inclusion are part of who we are, are supported at all levels of the Company, and are woven into every aspect of the talent life cycle to enhance employee engagement, improve brand, and drive performance. Splunk is committed to recruiting, retaining and developing high-performing, innovative and engaged employees with diverse backgrounds and experiences. We believe that a company culture focused on diversity and inclusion is a key driver of creativity and innovation and that diverse and inclusive teams make better business decisions, which ultimately drives better business performance. For example, over the past several years, we have launched a Diversity Council, developed a robust unconscious bias training program, published our workforce demographic data, taken steps to anonymize candidate information at the initial screening point, and implemented tools to help remove any unconscious bias from our job descriptions. We are focused on identifying and promoting diverse leaders through the organization at all levels. Currently, 30% of our executive team, which is comprised of our CEO and his direct reports, are women.

In addition, we work hard to maintain and enhance our diverse and inclusive environment, creating a workplace where people are highly valued and are empowered to do their best work. Our employee resource groups, such as Pride@Splunk, Women@Splunk and Veterans@Splunk, continue to grow both in number and size and provide community for underrepresented groups and allies. These groups help us drive change at the grassroots level and offer our employees support, mentoring and networking opportunities.

COMMUNITY

We aspire to move our industry forward and drive positive change in our communities. In fiscal 2017, we announced Splunk Pledge, our commitment to research, education and community service. In connection with Splunk Pledge, through our Splunk4Good initiative, we committed to donate a minimum of $100 million over a 10-year period in software licenses, training, support and education to nonprofit organizations and educational institutions around the globe to support academic research and generate social impact. In fiscal 2018, we expanded our nonprofit license program to offer free, 10GB term licenses with eLearning and standard support to bona fide nonprofit organizations.

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This past fiscal year we donated $16 million in software and services as part of the Splunk Pledge. Through the employee giving and volunteering platform, Splunk provides every employee with three days of paid time to volunteer in their local communities.

In fiscal 2018, we commenced free Splunk training to veterans and currently serving military members in the United States and around the world. We are proud that more than 3,300 U.S. armed forces veterans have registered for free training through our SplunkWork+ community. We also support organizations and initiatives that leverage big data for social impact including STEM education and disaster and humanitarian assistance. Through partnerships with NPower, Wounded Warrior Project’s (WWP) Warriors to Work Initiative and Year Up, U.S.-based youth and military veterans have free access to Splunk licenses and Splunk’s extensive education resources. Splunk also works with AWS re:Start, a UK-focused military veteran and young adult training program that harnesses the AWS Partner Network (APN) to match veterans and youth with jobs. As part of its global work with AWS, Splunk provides opportunities to graduates of this program to continue their cloud computing and data analytics education.

COMPLIANCE AND ETHICS

Our culture of high integrity starts with our Code of Business Conduct and Ethics and our robust compliance program, which includes efforts in risk assessment, development of policies and procedures, training, auditing and monitoring, and investigations and remediation of potential compliance matters. All employees must complete an annual Code of Business Conduct and Ethics training course. In addition, mandatory trainings address the compliance risks of specific roles and business functions, while a variety of additional guidance options ensure awareness of our policies and our expectations for ethical behavior and a safe work environment where we treat others with respect and do not tolerate harassment or discrimination. The Code of Business Conduct and Ethics applies to all of our employees (including our officers) and directors. We also have an additional Code of Ethics for CEO and Senior Financial Officers that applies to our CEO, Chief Financial Officer, and other senior financial officers. Violation of the Code of Business Conduct and Ethics may result in disciplinary action, up to and including termination of employment. The full texts of our Code of Business Conduct and Ethics and our Code of Ethics for CEO and Senior Financial Officers are posted on the Investors portion of our website at http://investors.splunk.com/corporate-governance. We will post amendments to our Code of Business Conduct and Ethics or waivers of our Code of Business Conduct and Ethics for directors and executive officers on the same website.

DATA TRUST

We are focused on maintaining appropriate data governance and systems to be a trusted partner for customer data. Security and compliance are an important part of our product development process. Our products are designed to meet anticipated customer data handling needs, with access controls, auditability, assurance of data integrity, and integration with enterprise single-sign on solutions. We train employees on policies and procedures for secure data handling, and use physical and procedural safeguards to help keep our facilities and equipment secure. Splunk maintains industry certifications and participates in third-party audits to help verify security controls for our cloud solutions.

RELATED PARTY AND OTHER TRANSACTIONS

POLICIES AND PROCEDURES FOR RELATED PARTY TRANSACTIONS

The Audit Committee of our Board has the primary responsibility for reviewing and approving or ratifying transactions with related parties.

We have adopted a formal written policy providing that our executive officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of our common stock, and any member of the immediate family of any of the foregoing persons, are not permitted to enter into a related party transaction with us without the prior consent of our Audit Committee, subject to the exceptions described below. In approving or rejecting any such proposal, our Audit Committee considers the relevant facts and circumstances available and deemed relevant to our Audit

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Committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the related party’s interest in the transaction and their involvement in the transaction, if any.

In the event we become aware of a related party transaction that was not previously approved or ratified under the policy, our Audit Committee will evaluate all options available, including whether to ratify, amend, terminate, rescind or take other action as appropriate.

Our Audit Committee has determined that certain transactions do not require Audit Committee approval under the policy, including (a) certain employment arrangements of executive officers, (b) director compensation, (c) transactions with another company at which a related party’s only relationship is as an employee (excluding as an executive officer), (d) transactions where a related party’s interest arises only (i) from such person’s position as a director of another corporation or organization that is a party to the transaction; (ii) from the direct or indirect ownership by such person and all other related parties, in the aggregate, of less than a 10% equity interest in another person which is a party to the transaction, or (iii) from both such position and ownership, (e) transactions where a related party’s interest arises solely from the benefit of ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis, (f) transactions available to all employees generally, (g) any ordinary course sale transaction that does not exceed $1,000,000 where the related person did not participate in the negotiations and where the transaction is reviewed and confirmed by the legal department and controller prior to its consummation, (h) any ordinary course purchase transaction that does not exceed $1,000,000 that supports the Company’s ongoing operations where the related person did not participate in the negotiations and where the transaction is reviewed and confirmed by the legal department and controller prior to its consummation, (i) any ordinary course sale transaction with a related party that is the beneficial owner of more than 5% of any class of our common stock where the transaction is reviewed and confirmed by the legal department and Controller prior to its consummation, (j) any transaction made pursuant to an existing approved agreement and (k) any other type of transaction that is approved by our Audit Committee for inclusion in the policy. If a transaction exceeds the greater of 5% of the recipient’s consolidated gross revenues for that year and $200,000, it will not be deemed pre-approved under (c), (d), (g), (h), (i), (j) and (k) above.

Since the beginning of our last fiscal year, there were no other related person transactions, and there are not currently any proposed related person transactions, that would require disclosure under the Securities and Exchange Commission (“SEC”) rules, other than as described below:

●	The daughter of the Chairman of our Board, Hayley Sullivan, is an Inside Sales Representative at Splunk. Her compensation is consistent with the total compensation provided to other employees of the same level with similar responsibilities. Ms. Sullivan was not hired by, nor does she report to the Chairman of our Board, Godfrey Sullivan. The Audit Committee reviewed the circumstances surrounding Ms. Sullivan’s employment and her relationship to Mr. Sullivan and concluded that they are not material. Accordingly, the Audit Committee approved Ms. Sullivan’s continued employment and compensation.
●	The son of our Senior Vice President, Corporate Affairs and Chief Legal Officer, Jacob Stein, is a Marketing Operations Analyst at Splunk. His compensation is consistent with the total compensation provided to other employees of the same level with similar responsibilities. Mr. J. Stein was not hired by, nor does he report to the Senior Vice President, Corporate Affairs and Chief Legal Officer, Leonard Stein. The Audit Committee reviewed the circumstances surrounding Mr. J. Stein’s employment and his relationship to Mr. L. Stein and concluded that they are not material. Accordingly, the Audit Committee approved Mr. J. Stein’s employment and compensation.
●	We enter into ordinary course commercial dealings with certain companies that we consider arms-length on terms that are consistent with similar transactions with other similarly situated customers and vendors. Since the beginning of our last fiscal year, there were no other commercial transactions other than as described below. The Board and/or Audit Committee have determined that none of our directors had or currently has any direct or indirect material interest in any of the transactions described below:

●	Ms. Morrison, one of our directors, is an executive officer of Cardinal Health, Inc., which is a customer of ours. We recognized approximately $488,000 in revenue from Cardinal Health, Inc. in fiscal 2018.
●	Ms. Baack, one of our directors, serves as Chief Marketing Officer of Equinix, Inc., which is a customer and vendor of ours. We recognized approximately $85,000 in revenue and recorded approximately $966,000 in expense from Equinix, Inc. in fiscal 2018.

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EMPLOYMENT ARRANGEMENTS AND INDEMNIFICATION AGREEMENTS

We have entered into employment arrangements with certain current and former executive officers. See “Executive Compensation—Compensation Tables—Executive Employment Arrangements.”

We have also entered into indemnification agreements with certain directors and officers. The indemnification agreements and our Certificate of Incorporation and Bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

BOARD STRUCTURE AND PROCESSES

LEADERSHIP STRUCTURE

Mr. Sullivan, our former Chief Executive Officer, currently serves as non-executive Chairman of our Board. In that role, he presides over meetings of the Board, presides over meetings of stockholders, consults and advises the Board and its committees on the business and affairs of the Company, acts as an advisor to Mr. Merritt on strategic aspects of the CEO role and performs additional duties as the Board determines. Our Board believes that its leadership structure appropriately and effectively allocates authority, responsibility, and oversight between our management team and the members of our Board. It gives primary responsibility for the operational leadership and strategic direction of the Company to our CEO, while the Chairman facilitates our Board’s independent oversight of management, promotes communication between management and our Board, engages with stockholders, and leads our Board’s consideration of key governance matters. The Nominating and Corporate Governance Committee periodically reviews the Board’s leadership structure and when appropriate, recommends changes to the Board’s leadership structure, taking into consideration the needs of the Board and the Company at such time.

LEAD INDEPENDENT DIRECTOR

Our Board has appointed Mr. Connors to serve as our Lead Independent Director. As Lead Independent Director, Mr. Connors presides over periodic meetings of our independent directors outside the presence of our management team, serves as a liaison between our management team and the independent directors and facilitates the process for the Board’s self-evaluation. Mr. Connors also leads the full Board in the annual CEO performance evaluation with Mr. Newberry, the chair of the Compensation Committee. In addition, the Lead Independent Director may have other responsibilities, including presiding at Board meetings in the absence of the Chairman, being available, when appropriate, for consultation and direct communication with our stockholders, facilitating communication between the independent directors, the Chairman and the CEO, assisting the Board in fulfilling its oversight responsibilities in Company strategy, risk oversight and succession planning, and performing such additional duties as the Board determines.

BOARD EVALUATIONS, EFFECTIVENESS AND EDUCATION

It is important that the Board and its committees perform effectively and act in the best interests of the Company and its stockholders. Each year, the Nominating and Corporate Governance Committee oversees the Board and committee evaluation process. The Nominating and Corporate Governance Committee considers the format and framework for the process.

The evaluation process generally takes one of two forms: an internal assessment led by the Lead Independent Director or an assessment using the services of an independent third-party consultant. In either instance, the purpose of the evaluation is to focus on areas in which the Board or the committees believe contributions can be made going forward to increase the effectiveness of the Board or the committees.

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Corporate Governance at Splunk

●	An internal assessment begins with the Nominating and Corporate Governance Committee initiating the annual board evaluation process and setting a timeline. A written questionnaire covering Board, committee, self and peer performance is completed by each director. The Lead Independent Director then interviews each director to obtain his or her assessment of the effectiveness of the Board and committees, as well as director performance and Board dynamics, summarizes these individual assessments for discussion with the Board and committees, and then leads a discussion with the Nominating and Corporate Governance Committee and the Board. The Board then takes such further action as it deems appropriate.
●	For fiscal 2018, the Nominating and Corporate Governance Committee used a third-party consultant, experienced in corporate governance matters, to assist with the Board and committee evaluation process. Directors were interviewed by the independent third party and gave specific feedback on individual directors, committees and the Board in general. Directors responded to questions designed to elicit information to be used in improving Board and committee effectiveness. The independent third party synthesized the results and comments received during such interviews. At subsequent meetings, the Lead Independent Director, in conjunction with the independent third-party consultant, presented the findings to the Nominating and Corporate Governance Committee and the Board, followed by review and discussion by the full Board.

Over the past few years, the evaluation process has led to a broader scope of topics covered in Board meetings and improvements in Board process. These improvements include changes relating to the preparation and distribution of Board materials, adjustments to the timing and location of Board and committee meetings, as well as the creation of the annual strategy deep-dive. The process has also informed Board and committee composition, which includes evolution of the director skills and experience qualifications criteria to meet the current and anticipated needs of the business.

The Company encourages directors to participate in continuing education programs focused on the Company’s business and industry, committee roles and responsibilities and legal and ethical responsibilities of directors, and the Company reimburses directors for their expenses associated with this participation. We provide membership in the National Association of Corporate Directors to all Board members. We also encourage our directors to attend Splunk events such as our annual users’ conference and take virtual Splunk education classes. Continuing director education is also provided during Board meetings and other Board discussions as part of the formal meetings and may include internally developed materials and presentations as well as programs presented by third parties.

EXECUTIVE SESSIONS

As part of each regularly scheduled Board meeting, the outside directors meet without our management team or the other directors. The Lead Independent Director leads such discussions.

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Corporate Governance at Splunk

BOARD MEETINGS AND COMMITTEES

During our fiscal year ended January 31, 2018, the Board held four meetings, and no director attended fewer than 75% of the total number of meetings of the Board and the committees of which such director was a member.

Although we do not have a formal policy regarding attendance by members of our Board at annual meetings of stockholders, we encourage directors to attend. Messrs. Carges, Connors, Merritt, Neustaetter, Newberry and Sullivan, and Ms. Morrison attended our 2017 annual meeting of stockholders. Mses. Baack and Steele were not yet serving on the Board at that time.

Our Board has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee, each of which has the composition and responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by our Board.

AUDIT COMMITTEE
GRAHAM SMITH Chair

The current members of our Audit Committee are Messrs. Connors and Smith and Ms. Morrison. Our Board has determined that each of the members of our Audit Committee satisfies the requirements for independence and financial literacy under the rules and regulations of The NASDAQ Stock Market and the SEC applicable to Audit Committee members. Our Board has also determined that both Messrs. Connors and Smith are audit committee financial experts as contemplated by the rules of the SEC implementing Section 407 of the Sarbanes Oxley Act of 2002. The Audit Committee held nine meetings during the fiscal year ended January 31, 2018.

Our Audit Committee oversees our accounting and financial reporting process and the audit of our financial statements and assists our Board in monitoring our financial systems and our legal and regulatory compliance. Our Audit Committee is responsible for, among other things:

●appointing, compensating and overseeing the work of our independent auditors, including resolving disagreements between our management team and the independent registered public accounting firm regarding financial reporting;
●approving engagements of the independent registered public accounting firm to render any audit or permissible non-audit services;
●reviewing the qualifications and independence of the independent registered public accounting firm;
●reviewing our financial statements and related disclosures and reviewing our critical accounting policies and practices;
●reviewing the adequacy and effectiveness of our internal control over financial reporting;
●establishing procedures for the receipt, retention and treatment of accounting and auditing related complaints and concerns;
●preparing the audit committee report required by SEC rules to be included in our annual proxy statement;
●reviewing and discussing with our management team and the independent registered public accounting firm the results of our annual audit, our quarterly financial statements and our publicly filed reports; and
●reviewing and maintaining the related person transaction policy to ensure compliance with applicable law and that any proposed related person transactions are disclosed as required.
Our Audit Committee operates under a written charter that was adopted by our Board and satisfies the applicable standards of the SEC and The NASDAQ Stock Market. A copy of the Audit Committee Charter is available on our investor website at http://investors.splunk.com/corporate-governance.

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Corporate Governance at Splunk

COMPENSATION COMMITTEE
STEPHEN NEWBERRY Chair

The current members of our Compensation Committee are Messrs. Carges and Newberry and Ms. Steele. Our Board has determined that each of the members of our Compensation Committee is independent within the meaning of the independence requirements of The NASDAQ Stock Market. Our Board has also determined that the composition of our Compensation Committee meets the requirements for independence under, and the functioning of our Compensation Committee complies with, any applicable requirements of The NASDAQ Stock Market and SEC rules and regulations. Mr. Neustaetter, who served on the Compensation Committee until September 2017, met these same requirements during his service. The Compensation Committee held eight meetings during the fiscal year ended January 31, 2018.

Our Compensation Committee oversees our compensation policies, plans and programs. Our Compensation Committee is responsible for, among other things:

●annually reviewing and approving the primary components of compensation for our CEO and other executive officers;
●reviewing and approving compensation and corporate goals and objectives relevant to the compensation for our CEO and other executive officers;
●evaluating the performance of our CEO and other executive officers in light of established goals and objectives;
●periodically evaluating the competitiveness of the compensation of our CEO and other executive officers and our overall compensation plans;
●providing oversight of our overall compensation plans and of our 401(k) plan;
●reviewing and discussing with our management team the risks arising from our compensation policies and practices for all employees to determine if there is a reasonable likelihood of a material adverse effect on us;
●evaluating and making recommendations regarding director compensation; and
●administering our equity compensation plans for our employees and directors.
Our Compensation Committee operates under a written charter that was adopted by our Board and satisfies the applicable standards of the SEC and The NASDAQ Stock Market. A copy of the Compensation Committee Charter is available on our investor website at http://investors.splunk.com/corporate-governance.

Our Compensation Committee has delegated certain day-to-day administrative and ministerial functions to our officers under our equity compensation plans.

Compensation Committee Interlocks and Insider Participation. None of Messrs. Carges, Neustaetter or Newberry or Ms. Steele, who serves or has served during the past fiscal year as a member of our Compensation Committee, is an officer or employee of our Company. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

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Corporate Governance at Splunk

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
JOHN CONNORS Chair

The current members of our Nominating and Corporate Governance Committee are Ms. Baack and Messrs. Connors and Neustaetter. Our Board has determined that each of the members of our Nominating and Corporate Governance Committee is independent within the meaning of the independence requirements of The NASDAQ Stock Market. Ms. Chang and Mr. Hornik, who served on the Nominating and Corporate Governance Committee until June 2017 and September 2017, respectively, were independent during their terms of service. The Nominating and Corporate Governance Committee held three meetings during the fiscal year ended January 31, 2018.

Our Nominating and Corporate Governance Committee oversees and assists our Board in reviewing and recommending corporate governance policies and nominees for election to our Board and its committees. The Nominating and Corporate Governance Committee is responsible for, among other things:

●recommending desired qualifications for Board and committee membership and conducting searches for potential members of our Board;
●evaluating and making recommendations regarding the organization and governance of our Board and its committees and changes to our Certificate of Incorporation and Bylaws and stockholder communications;
●reviewing succession planning for our CEO and other executive officers and evaluating potential successors;
●assessing the performance of board members and making recommendations regarding committee and chair assignments and composition and the size of our Board and its committees;
●evaluating and making recommendations regarding the creation of additional committees or the change in mandate or dissolution of committees;
●reviewing and making recommendations with regard to our Corporate Governance Guidelines and compliance with laws and regulations; and
●reviewing and approving conflicts of interest of our directors and corporate officers, other than related person transactions reviewed by the Audit Committee.
Our Nominating and Corporate Governance Committee operates under a written charter that was adopted by our Board and satisfies the applicable standards of the SEC and The NASDAQ Stock Market. A copy of the Nominating and Corporate Governance Committee Charter is available on our investor website at http://investors.splunk.com/corporate-governance.

NON-EMPLOYEE DIRECTOR COMPENSATION

Our non-employee director compensation program is designed to attract, retain and reward qualified non-employee directors and align the financial interests of the non-employee directors with those of our stockholders. Pursuant to this program, each member of our Board who is not our employee receives the cash and equity compensation for Board service described below. We also reimburse our non-employee directors for expenses incurred in connection with attending Board and committee meetings, assisting with other Company business, such as meeting with potential officer and director candidates, as well as continuing director education.

This program was developed shortly following our initial public offering in consultation with our Compensation Committee’s independent compensation consultant at the time, Radford, an Aon Hewitt Company (“Radford”). Radford provided director compensation program design considerations, proposed alternative program designs for consideration, and presented competitive non-employee director compensation data and analyses including compensation data from our then-current peer group. Our Compensation Committee and Board considered and discussed these program design considerations, alternatives and data and analyses. Upon our Compensation Committee’s recommendation, our Board adopted our non-employee director compensation program, consistent with

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Corporate Governance at Splunk

Radford’s recommendations, which we believe provides our non-employee directors with reasonable and appropriate compensation that is commensurate with the services they provide and competitive with compensation paid by our peers to their non-employee directors.

Our Compensation Committee has the primary responsibility for reviewing the compensation paid to our non-employee directors and making recommendations for adjustments, as appropriate, to the full Board. The Compensation Committee undertakes a biennial review of the type and form of compensation paid to our non-employee directors, which includes a market assessment and analysis by its independent compensation consultant. As part of this analysis, the independent compensation consultant reviews non-employee director compensation trends and data from companies comprising the same executive compensation peer group used by the Compensation Committee in connection with its review of executive compensation. Following a market assessment and analysis in early fiscal 2018 by Radford, our Board approved increases of $10,000 per year for service as a non-employee director, Lead Independent Director and non-executive Chairman of the Board, in each case effective as of the date of our 2017 annual meeting of stockholders. The Board made these changes in order to continue to attract, retain and reward qualified directors, consistent with market practices.

CASH COMPENSATION

Effective as of June 8, 2017, our non-employee directors are entitled to receive the following cash compensation for their services:

●$50,000 per year for service as a Board member;
●$20,000 per year for service as chair of the Audit Committee or the Compensation Committee;
●$10,000 per year for service as a member of the Audit Committee or the Compensation Committee;
●$10,000 per year for service as chair of the Nominating and Corporate Governance Committee;
●$5,000 per year for service as a member of the Nominating and Corporate Governance Committee;
●$30,000 per year for service as Lead Independent Director; and
●$40,000 per year for service as non-executive Chairman of the Board.

All cash payments to our non-employee directors are paid quarterly in arrears.

EQUITY COMPENSATION

Initial Award. Each non-employee director who first joins our Board automatically will be granted an initial RSU award having an award value of $350,000 on the date on which such person becomes a non-employee director (unless otherwise determined by the Board), whether through election by our stockholders or appointment by our Board to fill a vacancy. An employee director who ceases to be an employee but remains a director will not receive this initial RSU award. An initial RSU award will vest as to one-third of the shares subject to the award on each of the first three anniversaries of the grant date, subject to continued service as a member of our Board through each such vesting date.

Annual Award. Each then-serving non-employee director automatically will be granted an RSU award having an award value of $250,000 on the date of each annual meeting of stockholders. If a non-employee director’s commencement date is other than the date of an annual meeting of stockholders, such non-employee director may be granted, on such non-employee director’s commencement date, an annual award having an award value prorated based on the number of days between such director’s commencement date and the next annual meeting of stockholders. Effective as of December 14, 2017, future grants of annual RSU awards will vest as to one-fourth of the shares subject to the award on September 10, December 10, March 10 and June 10 (or our next annual meeting of stockholders if earlier), subject to continued service as a member of our Board through each such vesting date.

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Corporate Governance at Splunk

Discretionary Award. In addition, our Board may grant a non-employee director a discretionary supplemental equity award at any time and for any reason. No such awards were granted in fiscal 2018.

Change in Control. Under the terms of our 2012 Equity Incentive Plan, if the Company experiences a change in control and our non-employee director equity awards are not assumed or substituted, those awards will accelerate and become fully vested. If those awards are assumed or substituted and the director subsequently is terminated or resigns at the request of the acquiring company, those awards will accelerate and become fully vested.

FISCAL 2018 DIRECTOR COMPENSATION

The following table sets forth information regarding total compensation, in accordance with our non-employee director compensation program, for each person who served as a non-employee director during the year ended January 31, 2018:

Director Name	Fees Earned or Paid in Cash ($)(1)		Stock Awards ($)(2)(3)		Total ($)
Sara Baack	$21,073	(4)	$537,422	(5)	$558,495
Mark Carges	$56,467		$249,979		$306,446
Amy Chang	$15,897	(6)	—		$15,897
John Connors	$96,467	(7)	$249,979		$346,446
David Hornik	$30,543	(8)	$249,979	(9)	$280,522
Patricia Morrison	$56,467		$249,979		$306,446
Thomas Neustaetter	$54,565	(10)	$249,979		$304,544
Stephen Newberry	$66,467		$249,979		$316,446
Graham Smith	$62,935	(7)	$249,979		$312,914
Elisa Steele	$22,989	(4)	$537,422	(5)	$560,411
Godfrey Sullivan	$82,935		$249,979		$332,914
(1)

Effective as of June 8, 2017, each non-employee director received $50,000 per year for service as a Board member (an increase of $10,000 per year); $30,000 per year for service as Lead Independent Director (an increase of $10,000 per year); and $40,000 for service as non-executive Chairman of the Board (an increase of $10,000 per year). The Board and committee fees for our non-employee directors were prorated based on the number of days in fiscal 2017 during which the current compensation program was in effect.

(2)

The amounts reported in this column reflect the aggregate grant date fair value of the RSUs granted to our non-employee directors during fiscal 2018 as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”). These amounts do not necessarily correspond to the actual value recognized by the non-employee directors. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2018.

(3)

Other than Mses. Baack and Steele, each non-employee director was granted an award of 4,070 RSUs on June 8, 2017 with a grant date fair value of $249,979. All RSUs subject to each award will vest on the earlier of (i) the one-year anniversary of the grant date or (ii) the day prior to the next annual meeting of stockholders, subject to the director’s continued service through such date.

(4)

Mses. Baack and Steele were appointed to our Board effective September 13, 2017, and their Board and committee fees were prorated based on the number of days they served as a director or committee member, respectively.

(5)

Mses. Baack and Steele were granted initial awards of 5,194 RSUs on September 13, 2017 with a grant date fair value of $349,972, one-third of which RSUs will vest each year over three years following the date of grant, subject to their continued service as a director through each such date. Mses. Baack and Steele were granted additional prorated annual awards of 2,782 RSUs on September 13, 2017 with a grant date fair value of $187,451. The RSUs subject to these awards will vest on June 6, 2018.

(6)

Ms. Chang did not stand for re-election at our 2017 annual meeting of stockholders on June 8, 2017, and her Board and committee fees were prorated based on the number of days she served as a director or committee member, respectively.

(7)

On June 8, 2017, Mr. Connors stepped down as chair of the Audit Committee, but remains a member of the Audit Committee, and Mr. Smith was appointed chair of the Audit Committee. Their committee fees were prorated based on the number of days each served as chairman of the Audit Committee.

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(8)

Mr. Hornik resigned from our Board effective as of September 13, 2017, and his Board and committee fees were prorated based on the number of days he served as a director or committee member, respectively.

(9)

In recognition and appreciation of Mr. Hornik’s service to the Board, the Board accelerated the vesting of 1,017 RSUs, representing 25% of Mr. Hornik’s annual award of 4,070 RSUs, upon his retirement from our Board.

(10)

On September 13, 2017, Mr. Neustaetter stepped down as a member of the Compensation Committee and was appointed as a member of the Nominating and Corporate Governance Committee, and his committee fees were prorated based on the number of days he served as a member of the Compensation Committee or Nominating and Corporate Governance Committee, respectively.

As of January 31, 2018, each individual who served as a non-employee director during fiscal 2018 held the following aggregate number of shares subject to outstanding RSUs:

Director Name	Aggregate Number of Stock Awards Outstanding as of January 31, 2018
Sara Baack	7,976
Mark Carges	4,070
Amy Chang	—
John Connors	4,070
David Hornik	—
Patricia Morrison	4,070
Thomas Neustaetter	4,070
Stephen Newberry	4,070
Graham Smith	4,070
Elisa Steele	7,976
Godfrey Sullivan	47,820	(1)
(1)

Mr. Sullivan served as CEO of the Company prior to his transition from executive officer to non-executive Chairman of the Board in fiscal 2016 and received equity awards in his capacity as CEO. The above amount consists of 4,070 RSUs granted to Mr. Sullivan in his capacity as nonexecutive Chairman of the Board. The remaining outstanding RSUs were granted to Mr. Sullivan in connection with his prior service as our CEO.

STOCK OWNERSHIP GUIDELINES

Our Board believes that our directors and executive officers should hold a meaningful financial stake in the Company in order to further align their interests with those of our stockholders. Therefore, our Board has adopted stock ownership guidelines. Under these guidelines, each non-employee director must own the lesser of (i) Company stock with a value of three times the annual cash retainer for board service or (ii) 2,500 shares. Our non-employee directors are required to achieve these ownership levels within five years of the later of September 9, 2014 (the date our stock ownership guidelines were adopted) or such director’s appointment or election date, as applicable.

As of the end of fiscal 2018, all of our directors have met and exceeded, or are on track to meet, these guidelines based on their current rate of stock accumulations in the time frames set out in the guidelines.

See “Executive Compensation—Compensation Discussion and Analysis—Other Compensation Policies and Information—Stock Ownership Guidelines” for information about the guidelines applicable to our executive officers.

30	2018 Proxy Statement

AUDIT COMMITTEE MATTERS

2

Ratification of Appointment of Independent Registered Public Accounting Firm

The board recommends a vote “FOR” the Ratification of the Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm.

The Audit Committee of the Board has appointed PricewaterhouseCoopers LLP (“PwC”), independent registered public accountants, to audit our financial statements for the fiscal year ending January 31, 2019. During our fiscal year ended January 31, 2018, PwC served as our independent registered public accounting firm.

Notwithstanding its selection and even if our stockholders ratify the selection, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of Splunk and its stockholders. At the Annual Meeting, the stockholders are being asked to ratify the appointment of PwC as our independent registered public accounting firm for the fiscal year ending January 31, 2019. Our Audit Committee is submitting the selection of PwC to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of PwC will be present at the Annual Meeting, and they will have an opportunity to make statements and will be available to respond to appropriate questions from stockholders.

If the stockholders do not ratify the appointment of PwC, the Board or Audit Committee may reconsider the appointment.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is a committee of the Board comprised solely of independent directors, as required by the listing standards of The NASDAQ Stock Market and rules of the SEC. The Audit Committee operates under a written charter approved by the Board, which is available on our investor website at http://investors.splunk.com/corporate-governance. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are intended to comply with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter and the Audit Committee’s performance on an annual basis.

The Audit Committee consists of three members: John Connors, Patricia Morrison and Graham Smith. Messrs. Connors and Smith are “audit committee financial experts” as defined under SEC rules and regulations. With respect to the Company’s financial reporting process, the management of the Company is responsible for (1) establishing and maintaining internal controls and (2) preparing the Company’s consolidated financial statements. PwC is responsible for auditing these financial statements. It is the responsibility of the Audit Committee to oversee these activities. It is not the responsibility of the Audit Committee to prepare or certify the Company’s financial statements or guarantee the audits or reports of PwC. These are the fundamental responsibilities of management and PwC. In the performance of its oversight function, the Audit Committee has:

●	reviewed and discussed the audited financial statements with management and PwC;
●	discussed with PwC the matters required to be discussed by the statement on Auditing Standards No. 1301, “Communications with Audit Committees,” issued by the Public Company Accounting Oversight Board; and
●	received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence.

Based on the Audit Committee’s review and discussions with management and PwC, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended January 31, 2018 for filing with the SEC.

Respectfully submitted by the members of the Audit Committee of the Board:

Graham Smith (Chair)
John Connors
Patricia Morrison

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Audit Committee Matters

FEES PAID TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents fees for professional audit services and other services rendered to us by PwC for the fiscal years ended January 31, 2017 and 2018.

	2017	2018
Audit Fees(1)	$2,117,908	$4,018,730
Audit-Related Fees(2)	253,000	—
Tax Fees(3)	213,222	276,056
All Other Fees(4)	2,970	2,970
Total:	$2,587,100	$4,297,756
(1)

Audit fees consist of fees for professional services provided in connection with the integrated audit of our annual financial statements, management’s report on internal controls, the review of our quarterly consolidated financial statements, and audit services that are normally provided by independent registered public accounting firms in connection with statutory and regulatory filings or engagements for those fiscal years, such as statutory audits. Audit fees increased in the fiscal year ended January 31, 2018, primarily due to additional audit procedures associated with the adoption of ASC 606, the new revenue accounting standard, and audit procedures for our acquisition-related activities.

(2)	Audit-related fees primarily consist of consultations concerning financial accounting and reporting standards for the fiscal year ended January 31, 2017.
(3)	Tax fees consist of fees billed for tax compliance, consultation and planning services. These services include mergers and acquisitions tax compliance for the fiscal year ended January 31, 2018.
(4)	All other fees billed for the fiscal years ended January 31, 2017 and January 31, 2018 were related to fees for access to online accounting and tax research software.

AUDIT COMMITTEE POLICY ON PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Consistent with requirements of the SEC and the Public Company Accounting Oversight Board (“PCAOB”), regarding auditor independence, our Audit Committee is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In recognition of this responsibility, our Audit Committee has established a policy for the pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.

Before engagement of the independent registered public accounting firm for the next year’s audit, the independent registered public accounting firm submits a description of services expected to be rendered during that year to the Audit Committee for approval.

The Audit Committee pre-approves particular services or categories of services on a case-by-case basis. The fees are budgeted, and the Audit Committee requires the independent registered public accounting firm and our management team to report actual fees versus budgeted fees periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the services must be pre-approved by the Audit Committee before the independent registered public accounting firm is engaged.

32	2018 Proxy Statement

OUR EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of April 20, 2018. Executive officers are appointed by the Board to hold office until their successors are elected and qualified.

Name	Age	Position(s)
Douglas Merritt	54	President, CEO and Director
David Conte	52	Senior Vice President and Chief Financial Officer
Susan St. Ledger	53	President, Worldwide Field Operations
Leonard Stein	62	Senior Vice President, Corporate Affairs and Chief Legal Officer
Timothy Tully	40	Senior Vice President, Chief Technology Officer

Douglas Merritt has served as our President, CEO and a member of our Board since 2015. He served as our Senior Vice President of Field Operations from 2014 to 2015. Prior to joining us, Mr. Merritt served as Senior Vice President of Products and Solutions Marketing at Cisco Systems, Inc., a networking company, from 2012 to 2014. From 2011 to 2012, he served as Chief Executive Officer of Baynote, Inc., a behavioral personalization and marketing technology company. Previously, Mr. Merritt served in a number of executive roles and as a member of the extended Executive Board at SAP A.G., from 2005 to 2011. From 2001 to 2004, Mr. Merritt served as Group Vice President and General Manager of the Human Capital Management Product Division at PeopleSoft Inc. (acquired by Oracle Corporation). He also co-founded and served as Chief Executive Officer of Icarian, Inc. (since acquired by Workstream Corp.), a cloud-based company, from 1996 to 2001. Mr. Merritt holds a B.S. from The University of the Pacific in Stockton, California.

David Conte has served as our Senior Vice President and Chief Financial Officer since 2011. Prior to joining us, Mr. Conte served as Chief Financial Officer at IronKey, Inc., an internet security and privacy company, from 2009 to 2011. From 2007 to 2009, Mr. Conte was engaged in various personal investing activities. Previously, Mr. Conte served as Chief Financial Officer of Opsware, Inc., a software company, from 2006 until 2007 when Opsware was acquired by Hewlett-Packard Company. He also served as Opsware’s Vice President of Finance from 2003 to 2006 and as Corporate Controller from 1999 to 2003. Mr. Conte began his career at Ernst & Young LLP. Mr. Conte holds a B.A. from the University of California, Santa Barbara.

Susan St. Ledger has served as our President, Worldwide Field Operations since 2017. Prior to this role, she served as our Senior Vice President, Chief Revenue Officer from 2016 to 2017. Prior to joining us, Ms. St. Ledger served as Chief Revenue Officer, Marketing Cloud at salesforce.com, a provider of enterprise cloud computing software, from 2012 to 2016. In 2012, Ms. St. Ledger served as President at Buddy Media, a social media marketing platform that was acquired by salesforce.com. Previously, Ms. St. Ledger served in a variety of senior sales management roles at salesforce.com and Sun Microsystems, a provider of network computing infrastructure solutions. Ms. St. Ledger holds a B.S. degree from the University of Scranton.

Leonard Stein has served as our Senior Vice President, Corporate Affairs and Chief Legal Officer since 2017. Prior to this role, he served as our Senior Vice President, General Counsel and Secretary from 2011 to 2017. Prior to joining us, Mr. Stein served as a board advisor to two private companies and as an independent consultant from 2010 to 2011. From 2004 to 2010, Mr. Stein served in various executive positions including President and Chief Legal Officer at Jackson Family Enterprises, Inc., a luxury wine maker. Mr. Stein served as Chief Legal Officer and Chief Compliance Officer at Overture Services, Inc., an Internet commercial search services company, from 2003 until it was acquired by Yahoo! Inc., in 2003. Mr. Stein holds a B.A. from Yale College, an M.A. from Yale University Graduate School and a J.D. from Harvard Law School.

Timothy Tully has served as our Senior Vice President, Chief Technology Officer since 2018. Prior to this role, Mr. Tully served as our Chief Technology Officer in 2017. Prior to joining us, Mr. Tully served in various roles at Yahoo! Inc., a digital information discovery company, from 2003 to 2017, including most recently as Vice President, Engineering from 2014 to 2017 and as Distinguished Engineer and Chief Data Architect from 2012 to 2014. Mr. Tully began his career as a Member of Technical Staff at Sun Microsystems on the JavaSoft team, and also spent time at several startup companies. Mr. Tully holds an M.S. from Carnegie Mellon University and a B.S. from the University of California, Davis.

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EXECUTIVE COMPENSATION

3	Advisory Vote to Approve Named Executive Officer Compensation The board recommends a vote “FOR” the Approval, on an Advisory Basis, of our Named Executive Officer Compensation.

As required by SEC rules, we are asking our stockholders to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in the “Compensation Discussion and Analysis” section beginning on page 35, the compensation tables and the related narratives appearing in this proxy statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement. We currently hold our Say-on-Pay vote every year.

The Say-on-Pay vote is advisory, and therefore is not binding on us, our Compensation Committee or our Board. The Say-on-Pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our Board and our Compensation Committee value the opinions of our stockholders. To the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will endeavor to communicate with stockholders to better understand the concerns that influenced the vote and consider our stockholders’ concerns. The Compensation Committee will evaluate whether any actions are necessary to address those concerns.

We believe that our executive compensation program is effective in achieving the Company’s objectives of:

●	Recruiting, incentivizing and retaining highly qualified executive officers who possess the skills and leadership necessary to grow our business;
●	Rewarding our executive officers for achieving or exceeding our strategic and financial goals, and individual performance goals;
●	Aligning the interests of our executive officers with those of our stockholders;
●	Reflecting our long-term strategy, which includes a financial strategy of disciplined investing for our future growth;
●	Promoting a healthy approach to risk and sensitivity to underperformance as well as outperformance; and
●	Providing compensation packages that are competitive, reasonable and fair relative to peers, the overall market and performance.

Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in the proxy statement for the 2018 Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables and narrative discussion, and other related disclosure.”

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Executive Compensation

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

Our executive compensation program is designed to attract, motivate and retain the key executives who drive our success. Pay that reflects performance and aligns with the interests of long-term stockholders is key to our compensation program design and decisions. Beginning in fiscal 2016, the Compensation Committee charted a course to transform our executive compensation program to include significant performance attributes. In fiscal 2018, we continued this evolution by structuring our executive compensation program to be predominantly weighted towards performance-based compensation that is aligned with our business strategy. The fiscal 2018 executive compensation program provided short-term cash bonuses designed to drive top-line growth and long-term equity awards tied to our revenue and non-GAAP operating margin performance. We believe that both revenue growth and operating margin expansion are critical to long-term stockholder value creation.

STRATEGIC CONTEXT AND FISCAL 2018 BUSINESS HIGHLIGHTS

We provide innovative software solutions that enable organizations to gain real-time operational intelligence by harnessing the value of their data. Our offerings address large and diverse data sets commonly referred to as big data and are specifically tailored for machine data. Our mission is to make machine data accessible, usable and valuable to everyone in an organization. Our customers leverage our offerings for various use cases, including infrastructure and operations management, security and compliance, applications management and business analytics, and to provide insights into data generated by the IoT and industrial data, among many others.

We believe the market for products that provide operational intelligence presents a substantial opportunity as data grows in volume and diversity, creating new risks, opportunities and challenges for organizations. Since our inception, we have invested a substantial amount of resources developing our offerings to address this market, specifically with respect to machine data. We believe the market for operational intelligence utilizing machine data is relatively new and we are in the early stages of capitalizing on this growing market opportunity.

Our goal is to make Splunk the standard platform for delivering operational intelligence and real-time business insights from machine data. Achieving this goal depends on our continued discipline to drive top-line growth at larger scale and significantly invest in our business in order to build scale and increase market share. Revenue growth is a key measure of our success. Our fiscal 2018 executive compensation program was designed to incentivize our executive officers to drive performance in accordance with this growth strategy.

Fiscal 2018 was another year of solid financial performance and execution. Our ongoing prioritization of customer success and adoption led to continued top-line revenue growth. In fiscal 2018, our executive compensation plans emphasized revenue and non-GAAP operating margin metrics to align our compensation incentives with our business strategy of driving disciplined growth. We continue to focus on capturing our large and growing market opportunity, which requires that we continue to invest in our business. Accordingly, we are not focused on GAAP earnings-based financial metrics at this stage in the Company’s maturity because we believe that a short-term focus on GAAP profitability would impede our long-term ability to capitalize on our market opportunity.

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Executive Compensation

Our fiscal 2018 business highlights include achievement of the following revenue and non-GAAP operating margin results and other important metrics:

●	Total revenues of $1.271 billion, up 34% year-over-year;
●	Non-GAAP operating margin of positive 9.2%;(1)
●	Total billings of $1.551 billion, up 38% year-over-year;(1)
●	Operating cash flow of $262.9 million with free cash flow of $242.4 million; and
●	Over 15,000 customers in more than 110 countries at the end of fiscal 2018, compared to over 13,000 customers at the end of fiscal 2017.

(1)

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we provide investors with certain non-GAAP financial measures, including non-GAAP operating margin and billings. For a full reconciliation between GAAP and non-GAAP operating margin and between revenues and billings, please see our Annual Report on Form 10-K for the year ended January 31, 2018.

TOTAL REVENUES
$ in Millions • FYE January 31

We believe our NEOs' compensation for fiscal 2018 appropriately reflected and rewarded their collective contributions to our performance. As we surpass $1.2 billion in revenues, we have attracted and retained an executive management team of seasoned and accomplished leaders in order to drive top-line growth at larger scale, focus on executing on our market opportunity and lead us through our next phase of growth.

EXECUTIVE COMPENSATION PRACTICES

Our executive compensation program is significantly weighted towards compensating our executives based on Company performance with an emphasis on continued revenue growth and investment for increased market share. To that end, our executive compensation policies and practices are designed to reinforce our pay for performance philosophy and align with sound governance principles. The following chart summarizes these policies and practices:

What We Do	What We Don’t Do
Performance-based cash and equity incentives
Clawback policy on cash and equity incentive compensation
Stock ownership guidelines for executive officers and directors
Caps on performance-based cash and equity incentive compensation
100% independent directors on the Compensation Committee
Independent compensation consultant engaged by the Compensation Committee
Annual review and approval of our compensation strategy
Significant portion of executive compensation at risk based on corporate performance
Four-year equity award vesting periods
Limited and modest perquisites

No “single trigger” change of control payments and benefits
No post-termination retirement or pension-type non-cash benefits or perquisites for our executive officers that are not available to our employees generally
No tax gross-ups for change of control payments and benefits
No short sales, hedging, or pledging of stock ownership positions and transactions involving derivatives of our common stock
No strict benchmarking of compensation to a specific percentile of our peer group

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Executive Compensation

STOCKHOLDER ENGAGEMENT AND OUR 2017 SAY-ON-PAY VOTE

We value our stockholders’ continued interest and feedback. We are committed to maintaining an active dialogue to understand the priorities and concerns of our stockholders on the topics of executive compensation and corporate governance. We believe that ongoing engagement builds mutual trust and understanding with our stockholders.

During the fall of 2017, as part of our annual stockholder engagement program, we solicited the views of institutional stockholders representing approximately 81% of our issued and outstanding shares and engaged in substantive discussions with stockholders representing approximately 59% of our outstanding shares. In the course of these discussions, we received valuable feedback on our executive compensation program, policies and practices. We also discussed with stockholders the reasons for their support of or opposition to of our 2017 Say-on-Pay resolution, which was approved by approximately 95% of the votes cast at our 2017 annual meeting of stockholders. Stockholders generally viewed the evolution of our compensation program as consistent with what the Company previously communicated in its outreach over the past four years. Based on input from our stockholders, the Compensation Committee determined that the fiscal 2018 executive compensation program was consistent with our philosophy, policies and practices. The key feedback from our stockholders related to our executive compensation program and our responses are shown in the chart below. See “Corporate Governance at Splunk—Other Governance Policies and Practices—Stockholder Engagement” on page 19 of this proxy statement for more information on our stockholder engagement program.

Area of Focus	What We Heard from Investors	How We Responded
Performance Metrics
●Tie metrics to business strategy of investing in top-line growth, which in turn is consistent with investors’ investment thesis
●Align metrics to industry and Company’s maturity
●Use different metrics in short-term and long-term plans

●Used revenues and non-GAAP operating margin metrics in fiscal 2018 PSU program to reflect increased strategic focus on a profitability measure with continued disciplined top-line growth
●Considered other metrics but determined not appropriate at this stage in the Company’s maturity or given focus on continued revenue growth and investment for increased market share
●Assessed advisory services needed to continue to mature performance-based compensation program

Quantum of CEO and NEO Pay	●Quantum of pay generally reasonable given ongoing talent war and executive transitions
●Continued to assess executive compensation in the context of our business strategy as well as against market practices in consultation with independent compensation consultant
●Continued incremental evolution in executive compensation program as the Company matures

Peer Group	●Peer group should evolve with maturity	●Peer group criteria and membership changes each year to reflect our growing revenue and/or market capitalization

FISCAL 2018 EXECUTIVE OFFICER ROLE UPDATES

During fiscal 2018, two of our executive officers’ roles were elevated in recognition of their achievements, as described below.

●	Based on her strong performance, Ms. St. Ledger was promoted to President, Worldwide Field Operations in October 2017. In her new role, Ms. St. Ledger leads both the Field and Marketing functions and is responsible for all aspects of the Splunk customer journey, from initial awareness through customer success, renewal and expansion. This structure enables the coordination of all customer facing and messaging functions under a single leader, drives effective translation of global business priorities to achieve the Company’s financial and strategic goals, and provides a single point of responsibility for customer success, bookings and revenue achievement.
●	The elevation of Ms. St. Ledger’s role provides Mr. Merritt, our President and CEO, the leverage to focus on broad thought leadership, with a deep focus on the Company’s long-term strategy, product and technology vision and execution.
●	Mr. Stein was recognized for his accomplishments and was named Senior Vice President, Corporate Affairs and Chief Legal Officer. In his expanded role, Mr. Stein will help advance key strategic relationships while continuing to oversee the Company’s legal, governmental affairs and social impact initiatives, including Splunk4Good.
●	As a result of these achievements, in fiscal 2018 we made a market competitive promotional equity grant to Ms. St. Ledger and a recognition equity grant to Mr. Stein, in addition to their annual equity grants.

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Executive Compensation

DISCUSSION OF OUR FISCAL 2018 EXECUTIVE COMPENSATION PROGRAM

Our executive compensation program is designed to attract, motivate and retain the key executives who drive our success. This section provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program and each component of our executive compensation program. In addition, we explain how and why the Compensation Committee arrived at the specific compensation policies and decisions involving our executive officers during fiscal 2018 and how our executive compensation program reflects our business strategy.

Our NEOs for fiscal 2018 are:

●	Douglas Merritt, our President, CEO and member of the Board;
●	Richard Campione, our former Senior Vice President, Chief Product Officer;(1)
●	David Conte, our Senior Vice President and Chief Financial Officer;
●	Susan St. Ledger, our President, Worldwide Field Operations; and
●	Leonard Stein, our Senior Vice President, Corporate Affairs and Chief Legal Officer.

(1)	Mr. Campione’s employment with the Company terminated on January 31, 2018.

PHILOSOPHY AND OBJECTIVES

Overview. We operate in a highly competitive business environment within the rapidly evolving and extremely competitive big data market. To successfully compete and grow our business in this dynamic environment, we need to successfully recruit, incentivize and retain talented and seasoned technology leaders. Our success critically depends on the skill, acumen and motivation of our executives and employees to rapidly execute at the highest level. To that end, our executive compensation program is shaped by our “pay for performance” philosophy and is designed to attract highly qualified executive officers, motivate them to create long-term value for our stockholders and reward them based on overall Company and individual performance and results. We strive to keep our program aligned with our business strategy and focused on what we believe to be key to our short-term and long-term success—growth, execution, innovation and disruption.

Our Compensation Program, Like Our Business, Is Dynamic. Our business continues to grow rapidly, requiring intense focus and dedication from our executives and other employees. We regularly adjust our executive compensation program to match the maturity, size, scale and growth of our business. We operate in an industry that is highly competitive and rapidly evolving, and in which the market for skilled and highly motivated executive management and personnel is fiercely competitive. Because our ability to compete and succeed in this dynamic environment is directly correlated to our ability to recruit, incentivize and retain talented and seasoned technology leaders, we expect to continue to adjust our approach to executive compensation to respond to our needs and market conditions as they evolve.

Our Current Objectives. The current objectives of our executive compensation program are to:

●	Recruit, incentivize and retain highly qualified executive officers who possess the skills and leadership necessary to grow our business;
●	Reward our executive officers for achieving or exceeding our strategic and financial goals, and individual performance goals;
●	Align the interests of our executive officers with those of our stockholders;
●	Reflect our long-term strategy, which includes a financial strategy of disciplined investing for our future growth;
●	Promote a healthy approach to risk and be sensitive to underperformance as well as outperformance; and
●	Provide compensation packages that are competitive, reasonable and fair relative to peers, the overall competitive market and our performance.

Intense Competition For Talent; How We’ve Responded. We actively compete with many other companies in seeking to attract and retain a skilled executive management team. This is particularly prevalent in our San Francisco headquarters and the greater Bay Area and Silicon Valley technology markets, where there are a large number of rapidly expanding technology companies intensely competing for highly qualified candidates. In addition, the success and prominence of our business in the emerging big data market is increasingly attracting the attention of competitors and other companies. This has caused us to increase our focus on retaining employees, including our executives, as we are seen as a company with experienced employee talent that has successfully and rapidly scaled our technology businesses.

38	2018 Proxy Statement

Executive Compensation

We have responded to this intense competition for talent by implementing compensation practices designed to motivate our executive officers to pursue our corporate objectives while incentivizing them to create long-term value for our stockholders. Our executive compensation program combines short-term and long-term components, including salary, cash bonuses and equity awards. While finding the proper mix of incentives that attracts, motivates and retains each executive officer is challenging and often goes beyond compensation, we believe that we have been able to achieve the proper mix and periodically assess our assumptions in order to continue to incentivize each executive officer in a manner consistent with our stockholders’ interests.

Role of Compensation Committee

Pursuant to its charter, the Compensation Committee is primarily responsible for establishing, approving and adjusting compensation arrangements for our NEOs, including our CEO, and for reviewing and approving corporate goals and objectives relevant to these compensation arrangements, evaluating executive performance and considering factors related to the performance of the Company, including accomplishment of the Company’s long-term business and financial goals. For additional information about the Compensation Committee, see “Corporate Governance at Splunk—Board Meetings and Committees—Compensation Committee” in this proxy statement.

Compensation decisions for our executive officers are made by the Compensation Committee, with the assistance of its independent compensation consultant, as well as from our CEO and our management team (except with respect to their own compensation). The Compensation Committee reviews the cash and equity compensation of our executive officers with the goal of ensuring that our executive officers are properly incentivized and makes adjustments as necessary.

The Compensation Committee considers compensation data from our peer group as one of several factors that inform its judgment of appropriate parameters for target compensation levels. The Compensation Committee generally seeks to provide target total direct compensation that is competitive and, dependent on Company performance and other factors including those set forth below, may pay above, at, or below median levels of our peer group. The Compensation Committee does not strictly benchmark compensation to a specific percentile of our peer group, nor does it apply a formula or assign relative weights to specific compensation elements. The Compensation Committee believes that over-reliance on benchmarking can result in compensation that is unrelated to the value delivered by our executive officers because compensation benchmarking does not take into account the specific performance of the executive officers, the relative size, growth, and performance of the Company, or any unique circumstances or strategic considerations of the Company.

The Compensation Committee makes compensation decisions after consideration of many factors, including:

●	The performance and experience of each executive officer;
●	The scope and strategic impact of the executive officer’s responsibilities;
●	Our past business performance and future expectations;
●	Our long-term goals and strategies;
●	The performance of our executive team as a whole;
●	For each executive officer, other than our CEO, the recommendation of our CEO based on an evaluation of his or her performance;
●	The difficulty and cost of replacing high-performing leaders with in-demand skills;
●	The past compensation levels of each individual;
●	The relative compensation among our executive officers; and
●	The competitiveness of compensation relative to our peer group.

Role of Management

The Compensation Committee works with members of our management team, including our CEO and our human resources, finance and legal professionals (except with respect to their own compensation). Typically, our CEO and management team provide the Compensation Committee with information on corporate and individual performance and its perspective and recommendations on compensation matters. Our CEO makes recommendations to the Compensation Committee regarding compensation matters, including the compensation of our other NEOs. While the Compensation Committee solicits and reviews our CEO’s recommendations and proposals with respect to compensation-related matters, it uses these recommendations and proposals as one of several factors in making compensation decisions, and those decisions do not necessarily follow the CEO’s recommendations.

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Executive Compensation

Role of Compensation Consultant

The Compensation Committee has the authority to retain the services and obtain the advice of external advisors, including compensation consultants, legal counsel or other advisors to assist in the evaluation of executive officer compensation. For fiscal 2018, the Compensation Committee engaged Radford to review our executive compensation policies and practices, to conduct an executive compensation market analysis and to review our equity practices to help ensure alignment with competitive market practices. Radford reviewed and advised on all principal aspects of our executive compensation program for fiscal 2018, including:

●	Assisting in developing a peer group of publicly traded companies to be used to help assess executive compensation;
●	Assisting in assuring a competitive compensation framework and consistent executive compensation assessment practices relevant to a comparable public company at our stage;
●	Meeting regularly with the Compensation Committee to review all elements of executive compensation, including the competitiveness of our executive compensation program against those of our peer companies and the design of our PSU program; and
●	Assisting in the risk assessment of our compensation programs.

In addition, Radford provided a market analysis to the Compensation Committee in connection with Ms. St. Ledger’s promotion. Our management team also accessed the Radford survey database to gather reference points for non-executive compensation decisions.

In fiscal 2018, in light of the Company’s five-year anniversary of its initial public offering and the evolving complexity and maturity of the Company’s executive compensation programs, the Compensation Committee assessed its consulting needs and providers, and invited compensation consulting firms to discuss these executive compensation needs with the Compensation Committee. This process enabled the Compensation Committee to reevaluate its compensation consultant and take a fresh look at our compensation practices and policies. As a result of the review, the Compensation Committee appointed Compensia in December 2017 as its independent compensation consultant for fiscal 2019, replacing Radford.

Based on the consideration of the factors specified in the rules of the SEC and the listing standards of The NASDAQ Stock Market, the Compensation Committee does not believe that its relationship with Radford or Compensia and the work of Radford and Compensia on behalf of the Compensation Committee and our management team has raised any conflict of interest. The Compensation Committee reviews these factors on an annual basis. As part of the Compensation Committee’s determination of Radford’s independence, it received written confirmation from Radford addressing these factors and stating its belief that it remains an independent compensation consultant to the Compensation Committee. In connection with Compensia’s appointment, the Compensation Committee received written confirmation from Compensia addressing these factors and stating its belief that it is an independent compensation consultant to the Compensation Committee.

Peer Group

The Compensation Committee reviews market data of companies that we believe are comparable to us. With Radford’s assistance, the Compensation Committee developed a peer group for use when making its fiscal 2018 compensation decisions, which consisted of publicly traded software and software services companies that generally had revenues between $400 million and $2.0 billion, generally had experienced positive, high year-over-year revenue growth, and/or had a market capitalization between $2 billion and $20 billion. The Compensation Committee referred to compensation data from this peer group when making fiscal 2018 base salary, cash bonus and equity award decisions for our executive officers. The following is a list of the public companies that comprised our fiscal 2018 peer group:

Akamai Technologies	CoStar Group	Pandora Media	Twitter
ANSYS	FireEye	ServiceNow	Veeva Systems
Arista Networks	Fortinet	SS&C Technologies Holdings	Workday
Aspen Technology	Guidewire Software	Tableau Software	Zillow Group
athenahealth	Palo Alto Networks	The Ultimate Software Group

For fiscal 2018, the Compensation Committee removed LinkedIn, NetSuite, Qlik Technologies and SolarWinds from the peer group used in fiscal 2017 because they were acquired, and added Akamai Technologies, ANSYS, Arista Networks, CoStar Group and SS&C Technologies Holdings as additional peers based on the criteria described above. The remainder of the peer group was unchanged.

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Executive Compensation

COMPONENTS OF COMPENSATION PROGRAM AND FISCAL 2018 COMPENSATION

Our executive compensation program consists of the following primary components:

●	base salary;
●	cash bonuses;
●	long-term equity compensation; and
●	severance and change in control-related payments and benefits.

We also provide our executive officers with comprehensive employee benefit programs such as medical, dental and vision insurance, a 401(k) plan, life and disability insurance, flexible spending accounts, an employee stock purchase plan and other plans and programs made available to our eligible employees.

We believe these elements provide a compensation package that attracts and retains qualified individuals, links individual performance to Company performance, focuses the efforts of our NEOs and other executive officers on the achievement of both our short-term and long-term objectives and aligns the interests of our executive officers with those of our stockholders. The charts below show the pay mix of our CEO and other NEOs and the components of their pay for fiscal 2018.

CEO

ALL OTHER NEOs*

*	This chart excludes the promotion and recognition equity awards made to Ms. St. Ledger and Mr. Stein. See “Long-Term Equity Compensation—Fiscal 2018 Equity Awards” on page 45 of this proxy statement for details on the promotion and recognition equity awards made to Ms. St. Ledger and Mr. Stein. If the promotion and recognition equity awards made to Ms. St. Ledger and Mr. Stein were to be included, the pay mix would be 45% performance-based.

Base Salaries

We pay base salaries to our NEOs to compensate them for their services and provide predictable income. The salaries typically reflect each NEO’s experience, skills, knowledge and responsibilities, although competitive market conditions also play a role in setting salary levels. We do not apply specific formulas to determine changes in salaries. Instead, the salaries of our NEOs are reviewed on an annual basis by our CEO (other than his own salary, which is reviewed and determined by the Compensation Committee) and the Compensation Committee, based on their experience setting salary levels and in determining compensation for senior executives.

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Executive Compensation

Fiscal 2018 Base Salaries

The Compensation Committee determined the fiscal 2018 base salary of each of our NEOs after considering market practice survey data of our peer group provided by Radford, the recommendations of Mr. Merritt, other than with respect to his own base salary, and other factors described in “Philosophy and Objectives—Role of Compensation Committee” above. At the beginning of fiscal 2018, the Compensation Committee adjusted the base salaries for Messrs. Merritt, Conte, Stein and Ms. St. Ledger to reflect the competitive market, each individual’s responsibilities and to recognize each individual’s performance. In addition, Ms. St. Ledger’s base salary increase below reflects her subsequent promotion to President, Worldwide Field Operations from Senior Vice President, Chief Revenue Officer.

The table below sets forth the annual base salaries for our NEOs for fiscal 2018.

NEO	Base Salary	Percentage Increase from Fiscal 2017 Base Salary
Douglas Merritt	$475,000	5.6%
Richard Campione(1)	$400,000	0%
David Conte	$385,000	6.9%
Susan St. Ledger(2)	$440,000	10.0%
Leonard Stein	$355,000	7.6%
(1)	Mr. Campione’s employment with the Company terminated on January 31, 2018.
(2)	In connection with Ms. St. Ledger’s promotion and to reflect her expanded leadership responsibilities, Ms. St. Ledger’s base salary was increased from $420,000 to $440,000, effective October 1, 2017.

Cash Bonuses

A key objective of our compensation philosophy is to tie a significant portion of each NEO’s compensation to Company performance. To help accomplish this objective, we provide annual performance-based cash bonus opportunities for our NEOs, which are earned based on our achievement against corporate performance objectives established at the beginning of the fiscal year.

At the beginning of fiscal 2018, our Board approved our fiscal 2018 operating plan, which included performance objectives that the Compensation Committee and Mr. Merritt used to design our NEOs’ cash bonus opportunity for fiscal 2018. For purposes of our executive bonus plan, the Compensation Committee considered a number of factors in selecting the performance objectives applicable to our NEOs’ annual cash bonus opportunities and determined that, as in prior years, revenue-related objectives continued to be of critical importance and aligned to the Company’s growth strategy.

Fiscal 2018 Target Annual Cash Bonus Opportunities

As in prior years, the target annual cash bonus opportunities for our NEOs were expressed as a percentage of their respective base salaries. At the beginning of fiscal 2018, the Compensation Committee decided to maintain the percentages for all NEOs’ target bonus opportunities, other than for Ms. St. Ledger and Mr. Conte. However, due to the base salary increases described above, the dollar amount of the target bonus opportunities increased for each of our NEOs, other than Mr. Campione, whose base salary did not increase, and Ms. St. Ledger. Ms. St. Ledger’s target bonus opportunity as a percentage of salary and as a dollar amount decreased because individual qualitative performance measures put in place for her first year as our chief revenue officer were no longer included. The table below shows the target annual cash bonus opportunity for each NEO as a percentage of his or her base salary and as a corresponding dollar amount:

NEO	Fiscal 2018 Target Bonus as a Percentage of Salary	Fiscal 2018 Target Bonus as a Dollar Amount		Change from Fiscal 2017 Target Bonus Dollar Amount
Douglas Merritt	100%	$475,000		5.6%
Richard Campione	70%	$280,000		0%
David Conte	80%	$308,000		22.2%
Susan St. Ledger	100%	$440,000	(1)	-7.4%
Leonard Stein	60%	$213,000		7.6%
(1)

Ms. St. Ledger’s fiscal 2018 target bonus as a dollar amount was $420,000 from February 1, 2017 through September 30, 2017 and, in connection with her promotion and increase in base salary, increased to $440,000 effective October 1, 2017 through January 31, 2018.

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Executive Compensation

As described below, the target levels for the performance objectives described below were set to be aggressive, yet achievable with focused effort and execution. As a result, the accelerator multiples, as set forth below, were significant, increasingly more challenging and were designed to yield above-target bonus payments based on the extent to which performance exceeded the target, with a cap of 200% for our non-sales executive NEOs and a cap of 300% for Ms. St. Ledger, our senior sales executive. Ms. St. Ledger’s maximum annual cash bonus opportunity was higher than that of our other NEOs given the strong link between her job responsibilities and our sales quota achievement. This payment design was consistent with market data, the incentive compensation opportunities for the top sales executives at our peer group companies, our growth strategy and our “pay for performance” philosophy.

Fiscal 2018 Performance Objectives

For purposes of the executive bonus plan, the Compensation Committee selected revenues and, in the case of Ms. St. Ledger, bookings, as the performance objectives for fiscal 2018. The Compensation Committee, in an effort to continue to motivate Mr. Merritt and our other NEOs to further grow and develop our business, established target levels for the revenues and bookings performance objectives for fiscal 2018 that it considered aggressive, yet achievable with focused effort and execution by our NEOs. These performance objectives were designed to drive increased revenues, which the Compensation Committee believed would increase stockholder value consistent with our overall growth strategy.

Our Non-Sales Executive NEOs. The target annual cash bonus opportunities for Messrs. Merritt, Campione, Conte and Stein were based entirely on our revenue performance. The following chart presents certain tiers of the bonus payout multiples relative to the target bonus opportunity based on revenue achievement.

	Fiscal 2018 Revenues (in millions)	Bonus Payout Multiple Relative to Target
Max	$1,315 or more	200%
	$1,294	180%
	$1,272	140%
	$1,250	105%
Target	$1,185	100%
	$1,149	75%
Threshold	$1,126	50%
	Less than $1,126	0%

Our Sales Executive NEO. The fiscal 2018 target annual cash bonus opportunity for Ms. St. Ledger was based entirely on our bookings performance. We are not disclosing the target level for this performance objective because we believe disclosure would be competitively harmful, as it would give our competitors insight into our strategic and financial planning process. The following chart presents certain tiers of the bonus payout multiples based on the percentage attainment of the bookings target.

Percentage Attainment of Target	Bonus Payout Multiple Relative to Target
122% or more	300%
120%	260%
119%	240%
116%	200%
113%	140%
111%	105%
100%	100%
97%	75%
95%	50%
Less than 95%	0%

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Executive Compensation

Fiscal 2018 Cash Bonus Payments

Our Non-Sales Executive NEOs. After the mid-point of fiscal 2018, our Compensation Committee, with input from our management team, reviewed our financial performance against the revenue target applicable to the target annual cash bonus opportunities of Messrs. Merritt, Campione, Conte and Stein, and determined that we had achieved our semi-annual revenues target. Accordingly, the Compensation Committee approved semi-annual bonus payments of 50% of each of these NEO’s fiscal 2018 target annual cash bonus opportunity. After the conclusion of fiscal 2018, the Compensation Committee again evaluated our performance against the revenue target for the full year. The Compensation Committee, with input from our management team, concluded that we had achieved revenues of $1.271 billion, which represented a 34% increase from our fiscal 2017 revenues. In accordance with the payment accelerators established under the executive bonus plan, the Compensation Committee approved a bonus payment to each of Messrs. Merritt, Campione, Conte and Stein in an amount that resulted in total fiscal 2018 bonus payments for each NEO equaling 137.34% of his respective target annual cash bonus opportunity.

Our Sales Executive NEO. After the mid-point of fiscal 2018, our Compensation Committee, with input from our management team, reviewed our financial performance against the bookings target applicable to the target annual cash bonus opportunity of Ms. St. Ledger, and determined that we had achieved our semi-annual bookings target. Accordingly, the Compensation Committee approved a semi-annual bonus payment of 50% of Ms. St. Ledger’s fiscal 2018 target annual cash bonus opportunity. After the conclusion of fiscal 2018, the Compensation Committee, with input from our management team, evaluated our performance against the bookings target for the full year and determined that we achieved approximately 117% of the bookings target. In accordance with the payment accelerators established under the executive bonus plan, the Compensation Committee approved a bonus payment to Ms. St. Ledger in an amount that resulted in a total fiscal 2018 bonus payment equaling 212.46% of her target annual cash bonus opportunity.

The following chart summarizes the target and actual total cash bonus payments made to our NEOs for fiscal 2018:

NEO	Fiscal 2018 Target Cash Bonus ($)	Fiscal 2018 Cash Bonus Paid ($)
Douglas Merritt	$475,000	$652,365
Richard Campione	$280,000	$384,552
David Conte	$308,000	$423,007
Susan St. Ledger	$440,000	$906,638	(1)
Leonard Stein	$213,000	$292,534
(1)

Ms. St. Ledger was promoted effective as of October 1, 2017, and her bonus payment was prorated based on the number of days she served as Senior Vice President, Chief Revenue Officer or President, Worldwide Field Operations, respectively.

Long-Term Equity Compensation

Our corporate culture encourages a long-term focus by our executive officers, including our NEOs, as well as all our other employees. In keeping with this culture, our executive compensation program includes the grant of equity awards, the value of which depends on our stock performance and other performance measures, to achieve strong long-term performance.

These equity awards consist of time-based RSUs and performance-based PSUs granted to our executive officers. We believe that RSUs offer predictable value delivery to our executive officers while promoting alignment of their interests with the long-term interests of our stockholders in a manner consistent with competitive market practices. We also believe that PSUs directly link a significant portion of our executive officers’ target total direct compensation to the Company’s financial performance based on the achievement of one or more pre-established financial performance metrics. Together, RSUs and PSUs are important tools to motivate and retain our highly sought after executive officers since the value of the awards is delivered to our executive officers over a four-year period subject to their continued service. Going forward, we may introduce other forms of equity awards to our executive officers, including our NEOs, to continue to maintain a strong alignment of their interests with the interests of our stockholders.

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Executive Compensation

The Compensation Committee, in consultation with our CEO (other than with respect to himself) and its independent compensation consultant, determines the size, mix, material terms and, in the case of PSUs, performance metrics of the equity awards granted to our executive officers, taking into account a number of factors as described in “Philosophy and Objectives—Role of Compensation Committee” above.

Fiscal 2018 Equity Awards

The following table sets forth the number of shares of our common stock subject to the RSUs and PSUs granted to each NEO in fiscal 2018.

NEO	Nature of Equity Awards	Percentage of Award as RSUs	RSUs (number of shares)	Percentage of Award as PSUs	Target PSUs (number of shares)
Douglas Merritt	Annual	40%	53,333	60%	80,000
Richard Campione	Annual	40%	24,000	60%	36,000
David Conte	Annual	40%	26,667	60%	40,000
Susan St. Ledger	Annual	40%	33,333	60%	50,000
	Promotion	100%	94,000	0%	—
Leonard Stein	Annual	40%	13,333	60%	20,000
	Recognition	40%	4,800	60%	7,200

Annual Equity Awards. In March 2017, the Compensation Committee granted RSUs and PSUs to each of our NEOs. Each of these decisions was made in consultation with Radford and after considering the factors described above. The annual RSUs granted to the NEOs in fiscal 2018 vest over four years with 25% vesting approximately one year after the grant date, and 75% vesting quarterly thereafter over the remaining three years, subject to the NEO’s continued service with us on each vesting date. The annual PSUs granted to the NEOs vest over four years and have a one-year performance period, with 25% of earned PSUs vesting shortly following the end of the performance period and 75% vesting quarterly thereafter over the remaining three years. Other terms and conditions are described in “PSU Award Design” below.

Promotion Equity Award for Ms. St. Ledger. In September 2017, the Compensation Committee, upon the recommendation of our CEO and in consultation with Radford, granted 94,000 RSUs to Ms. St. Ledger in recognition of her promotion to President, Worldwide Field Operations. Due to the timing of Ms. St. Ledger’s promotion late in the fiscal 2018 performance period, Ms. St. Ledger did not receive any PSUs. This is consistent with our standard PSU new hire and promotion grant practices. This award was intended to better align Ms. St. Ledger’s compensation with competitive levels for her new expanded leadership role, further align her interests with stockholder interests and recognize her past performance that led to her promotion. In determining the size of this award, the Compensation Committee took into account the expanded scope of Ms. St. Ledger’s responsibilities in her new role leading the Field and Marketing functions. The Compensation Committee was also mindful of the competition for talented executives in the technology sector and the substantial effort, focus and commitment required to achieve the Company’s strategic business goals. Ms. St. Ledger’s RSUs will vest 25% on September 10, 2018, with the remaining 75% vesting quarterly thereafter over the remaining three years, subject to Ms. St. Ledger’s continued service with us.

Recognition Equity Award for Mr. Stein. In April 2017, the Compensation Committee, upon the recommendation of our CEO and in consultation with Radford, granted 4,800 RSUs and 7,200 PSUs to Mr. Stein in recognition of his expanded role as our Senior Vice President, Corporate Affairs and Chief Legal Officer. This mix is consistent with that of fiscal 2018 equity awards. Mr. Stein’s RSUs will vest as to 25% on June 10, 2018, with the remaining 75% vesting quarterly thereafter over the remaining three years, subject to Mr. Stein’s continued service with us. Mr. Stein’s PSU award was subject to the same terms and conditions as the PSU awards granted to the NEOs in March 2017, other than a June 10, 2018 initial vesting date for 25% of the earned PSUs.

PSU Award Design. The terms and conditions of the PSUs granted to the NEOs in fiscal 2018 are substantially similar to the terms and conditions of the PSUs granted in fiscal 2017, with one notable exception. For purposes of the fiscal 2018 PSUs, the Compensation Committee introduced non-GAAP operating margin as a performance metric, replacing operating cash flow. The decision to change one of the performance metrics was made in part due to stockholder

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feedback to consider performance metrics that tie to our business strategy and align with the Company’s maturity. The principal terms and conditions of the fiscal 2018 PSUs, as well as the rationale for our design approach, are set forth in the following table:

PSU Feature	Our Approach	Our Rationale
Performance Metrics
●Two equally weighted metrics–50% based on revenues achievement and 50% based on non-GAAP operating margin achievement
●The revenues metric is as determined under GAAP but excluding revenues recognized during the performance period from any acquisitions made during the performance period
●The non-GAAP operating margin metric is non-GAAP operating income as reported in the Company’s Annual Report on Form 10-K for fiscal 2018, and as further adjusted for the financial impact of any acquisitions made during the performance period, divided by revenues

●Motivate and incentivize our executives to drive top-line growth in our business while enhancing their focus on specific financial goals considered important to the Company’s long-term growth
●Use of revenues as both a PSU metric and an executive bonus plan metric further underscores the importance of top-line growth to our overall strategy and our stockholders’ expectations
●Use of non-GAAP operating margin as a performance metric reflects increased strategic focus on a profitability measure and bottom-line performance
●Belief that our strategy of investing in our business for growth is appropriate given the significant market opportunity available to us
●As our business matures and financial results become more predictable, we intend to consider different and longer-term metrics that continue to align with our stockholders’ interests

Performance Targets	●Target revenue and non-GAAP operating margin set based on public financial guidance at the beginning of fiscal 2018
●Align the interests of our executives with those of our stockholders through performance targets that correlate with the steep trajectory of our top-line growth and operating performance based on growth expectations
●Minimum (threshold) and maximum performance levels provide accountability for underperformance and incentive for overperformance
●Maximum payouts expected to be rare and only possible when the Company has exceptional performance

Performance Period	●One-year performance period, fiscal 2018 ●Earned PSUs will not fully vest until approximately four years after date of grant, thus placing awards at-risk for a prolonged period
●Steep trajectory of our top-line growth and challenges associated with the potential impact of FASB ASC Topic 606 and the new revenue recognition rules makes longer performance periods difficult
●High volatility and sensitivity of our stock price to factors unrelated to Company performance
●Our historical financial outperformance
●Allows for adjusted priorities in a rapidly changing competitive business environment
●Risk of setting inappropriate target levels that may not align with our stockholders’ interests if we were to project more than one year in advance

Vesting Schedule
●25% of earned PSUs vested shortly following the end of the performance period and approval of the Company’s fiscal 2018 audited financial statements
●Remainder will vest quarterly over the next three years, so long as the executive continues to be a service provider through each vesting date
●Time-based vesting schedule for 75% of earned PSUs provides additional long-term retention incentives

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Executive Compensation

The target number of shares subject to the fiscal 2018 PSUs represents the number of shares eligible to be earned and subsequently eligible to vest based on the target level performance of both the revenues metric and the non-GAAP operating margin metric for fiscal 2018.

The following chart presents certain tiers of the revenues metric payout multiples relative to target.

	Fiscal 2018 Revenues (in millions)	Payout Multiple Relative to Target
Max	$1,315 or more	200%
	$1,294	180%
	$1,272	140%
	$1,250	105%
Target	$1,185	100%
	$1,149	75%
Threshold	$1,126	50%
	Less than $1,126	0%

The following chart presents certain tiers of the non-GAAP operating margin metric payout multiples relative to target.

	Fiscal 2018 Non-GAAP Operating Margin(1)	Payout Multiple Relative to Target
Max	9.5%	200%
Target	8.0%	100%
Threshold	7.2%	50%
	Less than 7.2%	0%
(1)	As adjusted for impact of acquisitions made during the fiscal year.

Earned PSU Awards. In fiscal 2018, we achieved revenues of $1.271 billion, representing a 34% growth rate from our fiscal 2017 revenues achievement, and non-GAAP operating margin of 9.2%. After considering the impact of acquisitions in fiscal 2018, the Compensation Committee determined to make no adjustment to the revenues metric and to make an adjustment to the non-GAAP operating margin metric that resulted in a 200% payout with respect to such metric, due to expenses related to fiscal 2018 acquisitions. Based on our actual performance, this adjustment, and in accordance with the payout multiples described above, the Compensation Committee determined that 168.67% of each NEO’s target PSU award had been earned. The number of PSUs earned by each NEO was as follows:

NEO	Number of Earned PSUs
Douglas Merritt	134,942
Richard Campione	18,975	(1)
David Conte	67,471
Susan St. Ledger	84,336
Leonard Stein	45,874	(2)
(1)

In connection with Mr. Campione’s termination of employment with the Company on January 31, 2018, 18,975 earned PSUs accelerated and vested in accordance with the terms of his award and severance agreements, while the remaining PSUs were forfeited to the Company.

(2)	Mr. Stein’s earned PSUs are comprised of 33,730 earned PSUs with respect to his annual award and 12,144 earned PSUs with respect to his recognition award.

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As described above, 25% of these earned PSUs vested upon the Compensation Committee’s certification of our revenues and adjusted non-GAAP operating margin results for fiscal 2018, and the remainder will vest quarterly over the next three years, so long as the NEO continues to be a service provider through each vesting date.

Severance and Change in Control-Related Benefits

Our offer letters with our NEOs provide certain protections in the event of their termination of employment under specified circumstances, including following a change in control of the Company. We believe that these protections serve our retention objectives by helping our NEOs maintain continued focus and dedication to their responsibilities to maximize stockholder value, including in the event of a transaction that could result in a change in control of the Company. The terms of these offer letters and amendments were determined after review by the Compensation Committee and our Board of our retention goals for each executive. The material terms of these benefits as of January 31, 2018 are described below.

Triggering Event(s)	Benefits

Three months after signing of a definitive agreement that ultimately results in a change of control or 12 months after a change in control

AND

Employment is terminated without cause or NEO resigns for good reason

●A lump sum payment equal to 12 months of NEO’s then-current base salary (18 months, in the case of our CEO), plus a pro-rated portion of NEO’s annual target bonus for the year of termination (18 months of annual target bonus plus a pro-rated portion of annual target bonus for the year of termination, in the case of our CEO);
●Payment by us for up to 12 months of COBRA premiums to continue health insurance coverage for NEO and eligible dependents (18 months, in the case of our CEO), or a lump sum payment of $24,000 ($36,000, in the case of our CEO) if paying for COBRA premiums would result in an excise tax to us;
●100% accelerated vesting of NEO’s outstanding equity awards; and
●Six-month post-termination exercise period for NEO’s outstanding options;

In each case subject to NEO timely signing a release of claims that becomes effective.

Employment is terminated without cause (other than in connection with a change in control)
●A lump sum payment equal to six months of NEO’s then-current base salary (12 months, in the case of our CEO), plus a pro-rated portion of NEO’s annual target bonus for the year of termination;
●Payment by us for up to six months of COBRA premiums to continue health insurance coverage for NEO and eligible dependents (12 months, in the case of our CEO), or a lump sum payment of $12,000 ($24,000, in the case of our CEO) if paying for COBRA premiums would result in an excise tax to us;
●Six months accelerated vesting of NEO’s outstanding equity awards (12 months, in the case of our CEO); and
●Six-month post-termination exercise period for NEO’s outstanding options;

In each case subject to NEO timely signing a release of claims that becomes effective.

OTHER COMPENSATION POLICIES AND INFORMATION

RECENT FISCAL 2019 COMPENSATION DECISIONS

In March 2018, the Compensation Committee conducted its annual executive compensation review and made fiscal 2019 compensation decisions for our continuing NEOs. In making these decisions, the Compensation Committee considered, among other factors, pay levels of our NEOs relative to peers and the overall competitive market, performance of each continuing NEO, the continued talent war for experienced leadership in our industry and the feedback from our stockholders as discussed above.

●	The Compensation Committee decided to increase the base salaries of continuing NEOs by 3% to 37% of their fiscal 2018 base salaries.
●	The Compensation Committee decided to maintain the continuing NEOs’ target annual cash bonus as a percentage of base salary at the same levels.
●	The Compensation Committee maintained the mix of fiscal 2019 equity awards for all continuing NEOs, including our CEO, at 60% PSUs and 40% RSUs. This mix is consistent with that of fiscal 2018 equity awards.
●	The Compensation Committee maintained revenue and non-GAAP operating margin, subject to adjustment for the impact of future acquisitions, as the corporate performance metrics for the fiscal 2019 PSUs, as such metrics continue to be key performance drivers supporting the Company’s operating plan.

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●	In addition, the Compensation Committee approved an overall modifier to any earned PSUs that provides for an opportunity to earn additional PSUs based on the Company’s stock price performance during the second half of a four-year performance period, subject to a threshold performance requirement relative to an index of other software and services companies. This modifier is intended to further align the interests of our NEOs and stockholders and reward our NEOs for above-market stockholder returns during a critical period in the Company’s growth lifecycle.

EMPLOYEE BENEFITS AND PERQUISITES

We provide employee benefits to all eligible employees in the United States, including our NEOs, which the Compensation Committee believes are reasonable and consistent with its overall compensation objective to better enable us to attract and retain employees. These benefits include medical, dental and vision insurance, health savings account, a 401(k) plan, life and disability insurance, flexible spending accounts, an employee stock purchase plan and other plans and programs.

We have special long-term disability coverage for our executive officers, including our NEOs, who are eligible for disability coverage until approximately age 66 if they cannot return to their occupation. We pay for spousal travel expenses and tax gross-ups associated with certain of our NEOs’ attendance at our annual sales achievement event.

STOCK OWNERSHIP GUIDELINES

Our Board believes that our directors and executive officers should hold a meaningful financial stake in the Company in order to further align their interests with those of our stockholders. Therefore, our Board has adopted stock ownership guidelines. Under these guidelines, our officers who report directly to the CEO are required to achieve these ownership levels within five years of the later of September 9, 2014 (the date our stock ownership guidelines were adopted) or such executive officer’s hire, appointment to a position with a higher ownership requirement, or election date, as applicable, at the following levels:

●	Our CEO must own the lesser of (i) Company stock with a value of five times his or her annual base salary or (ii) 30,000 shares; and
●	Each executive officer must own the lesser of (i) Company stock with a value of his or her annual base salary or (ii) 8,000 shares.

The salary multiples above are consistent with current market practices, and the alternative share number thresholds are intended to provide our officers with certainty as to whether the guidelines are met, regardless of our then-current stock price.

As of the end of fiscal 2018, all of our NEOs have met and exceeded, or are on track to meet, these guidelines based on their current rate of stock accumulations in the time frames set out in the guidelines.

See “Corporate Governance at Splunk–Non-Employee Director Compensation–Stock Ownership Guidelines” for information about the guidelines applicable to our non-employee directors.

CLAWBACK POLICY

We have a Clawback Policy pursuant to which we may seek the recovery of cash performance-based incentive compensation paid by the Company as well as performance-based equity awards, including PSUs. The Clawback Policy applies to our CEO and to all officers who report directly to the CEO, including our NEOs. The Clawback Policy provides that if (i) the Company restates its financial statements as a result of a material error; (ii) the amount of cash incentive compensation or performance-based equity compensation that was paid or is payable based on achievement of specific financial results paid to a participant would have been less if the financial statements had been correct; (iii) no more than two years have elapsed since the original filing date of the financial statements upon which the incentive

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compensation was determined; and (iv) the Compensation Committee unanimously concludes, in its sole discretion, that fraud or intentional misconduct by such participant caused the material error and it would be in the best interests of the Company to seek from such participant recovery of the excess compensation, then the Compensation Committee may, in its sole discretion, seek from such participant repayment to the Company.

STOCK TRADING PRACTICES; HEDGING AND PLEDGING POLICY

We maintain an Insider Trading Policy that, among other things, prohibits our officers, including our NEOs, directors and employees from trading during quarterly and special blackout periods. We also prohibit short sales, hedging and similar transactions designed to decrease the risks associated with holding the Company’s securities, as well as pledging the Company’s securities as collateral for loans and transactions involving derivative securities relating to our common stock. Our Insider Trading Policy requires that all directors and all officers who report directly to the CEO, including our NEOs, pre-clear with our legal department any proposed open market transactions.

Further, we have adopted Rule 10b5-1 Trading Plan Guidelines that permit our directors and certain employees, including our NEOs, to adopt Rule 10b5-1 trading plans (“10b5-1 plans”). Under our 10b5-1 Trading Plan Guidelines, 10b5-1 plans may only be adopted or modified during an open trading window under our Insider Trading Policy and only when such individual does not otherwise possess material nonpublic information about the Company. The first trade under a 10b5-1 plan may not occur until the completion of the next quarterly blackout period following the adoption or modification of the 10b5-1 plan, as applicable.

IMPACT OF ACCOUNTING AND TAX REQUIREMENTS ON COMPENSATION

Deductibility of Executive Compensation

Generally, Section 162(m) of the Internal Revenue Code of 1986, as amended, disallows a tax deduction to any publicly-held corporation for any remuneration in excess of $1 million paid in any taxable year to its chief executive officer and certain other highly compensated officers. For tax years beginning before January 1, 2018, remuneration in excess of $1 million may be deducted if it qualifies as “performance-based compensation” within the meaning of Section 162(m).

The exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017 that has not been subsequently materially modified.

We have not previously taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation for our NEOs and do not currently have any immediate plans to do so. The Compensation Committee may, in its judgment, authorize compensation payments that is not fully tax deductible when it believes that such payments are appropriate to attract and retain executive talent or meet other business objectives. The Compensation Committee intends to continue to compensate our NEOs in a manner consistent with the best interests of the Company and our stockholders.

Taxation of “Parachute” Payments and Deferred Compensation

We do not provide our NEOs with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999, or 409A of the Code. Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceeds

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certain prescribed limits, and that the company, or a successor, may forfeit a deduction on the amounts subject to this additional tax. Section 409A also imposes additional significant taxes on the individual in the event that an executive officer, director or other service provider receives “deferred compensation” that does not meet certain requirements of Section 409A of the Code.

Accounting for Stock-Based Compensation

We follow ASC Topic 718 for our stock-based awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, restricted stock unit awards and performance units, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that a NEO is required to render service in exchange for the option or other award.

For performance units, stock-based compensation expense recognized may be adjusted over the performance period based on interim estimates of performance against pre-set objectives.

COMPENSATION RISK ASSESSMENT

The Compensation Committee, with the assistance of its independent compensation consultant, assesses and considers potential risks when reviewing and approving our compensation programs, policies and practices for our executive officers and our employees. We have designed our compensation programs, including our incentive compensation plans, with features to address potential risks while rewarding employees for achieving financial and strategic objectives through prudent business judgment and appropriate risk taking. Based upon its assessment, the Compensation Committee believes that any risks arising from our compensation programs do not create disproportionate incentives for our employees to take risks that could have a material adverse effect on us in the future.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS Stephen Newberry (Chair) Mark Carges Elisa Steele

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COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation that we paid to or was earned by each of our NEOs for the fiscal years ended January 31, 2018, 2017 and 2016.

Name and Principal Position	Fiscal Year	Salary ($)		Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Douglas Merritt(2) President, CEO and Director	2018	475,000		8,025,313	—	652,365		9,664	(3)	9,162,342
	2017	450,000		7,145,500	—	480,150		38,545	(4)	8,114,195
	2016	325,000		2,473,200	—	738,526		36,952	(5)	3,573,678
Richard Campione Former Senior Vice President, Chief Product Officer	2018	400,000		3,611,400	—	384,552		9,098	(7)	4,405,050
	2017	86,364	(6)	5,627,000	—	64,663	(6)	—		5,778,027

David Conte Senior Vice President and Chief Financial Officer	2018	385,000		4,012,687	—	423,007		9,925	(7)	4,830,619
	2017	360,000		4,214,700	—	268,884		5,000	(8)	4,848,584
	2016	330,000		3,091,500	—	462,000		6,000	(9)	3,889,500
Susan St. Ledger President, Worldwide Field Operations	2018	426,667	(10)	11,257,413	—	906,638	(10)	11,734	(3)	12,602,453
	2017	300,000	(11)	10,123,500	—	378,479	(11)	11,554	(4)	10,813,533

Leonard Stein Senior Vice President, Corporate Affairs and Chief Legal Officer	2018	355,000		2,750,673	—	292,534		9,232	(7)	3,407,439
	2017	330,000		2,575,650	—	211,266		5,000	(8)	3,121,916
	2016	285,000		2,473,200	—	342,000		6,000	(9)	3,106,200
(1)

The amounts reported in the Stock Awards column reflects the aggregate grant date fair value of the RSUs granted to our NEOs in fiscal 2018, 2017 and fiscal 2016 and the PSUs granted to our NEOs in fiscal 2018, 2017 and fiscal 2016, as computed in accordance with ASC Topic 718. The estimated fair value of PSUs is calculated based on the probable outcome of the performance measures for the applicable performance period as of the date on which the PSUs are granted for accounting purposes. This estimated fair value for PSUs is different from (and lower than) the maximum value of PSUs set forth below. These amounts do not necessarily correspond to the actual value recognized by our NEOs. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2018.

Assuming the highest level of performance is achieved under the applicable performance measures for the fiscal 2018 PSUs, the maximum possible value of the fiscal 2018 PSUs using the fair value of our common stock on the date that such awards were granted for accounting purposes is presented below:

Name	Maximum Value of Fiscal 2018 PSUs (as of Grant Date for Accounting Purposes) ($)
Douglas Merritt	9,630,400
Richard Campione	4,333,680
David Conte	4,815,200
Susan St. Ledger	6,019,000
Leonard Stein	3,300,832
(2)

Mr. Merritt was appointed President and CEO, effective as of November 19, 2015. Through fiscal 2016, Mr. Merritt continued to receive his pre-CEO transition compensation as our former Senior Vice President, Field Operations; it was not until fiscal 2017, two months after his appointment, that he began receiving compensation in his position as our CEO.

(3)

For Mr. Merritt, this amount represents $3,664 in tax gross-ups and a discretionary contribution of $6,000 to Mr. Merritt’s 401(k) plan account, which contribution was made to all eligible participants. For Ms. St. Ledger, this amount represents $5,734 in tax gross-ups and a discretionary contribution of $6,000 to Ms. St. Ledger’s 401(k) plan account, which contribution was made to all eligible participants.

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(4)

For Mr. Merritt, this amount represents $24,676 in tax gross-ups and $6,922 in spousal travel expenses, each associated with attendance at our annual sales achievement event; a discretionary contribution of $5,000 to Mr. Merritt’s 401(k) plan account, which contribution was made to all eligible participants; and a premium payment of $1,947 for long-term disability benefits. For Ms. St. Ledger, this amount represents $6,057 in tax gross-ups associated with attendance at our annual sales achievement event; a discretionary contribution of $5,000 to Ms. St. Ledger’s 401(k) plan account, which contribution was made to all eligible participants; and a premium payment of $497 for long-term disability benefits.

(5)

This amount represents $22,399 in tax gross-ups and $6,606 in spousal travel expenses, each associated with attendance at our annual sales achievement event; a discretionary contribution of $6,000 to Mr. Merritt’s 401(k) plan account, which contribution was made to all eligible participants; and a premium payment of $1,947 for long-term disability benefits.

(6)

Mr. Campione joined the Company on November 14, 2016. The salary and non-equity incentive plan compensation amounts for Mr. Campione are prorated based on the number of days in fiscal 2017 during which he was employed with us.

(7)

This amount represents $3,098, $3,925 and $3,232 in tax gross-ups for Messrs. Campione, Conte and Stein, respectively. For fiscal 2018, we made a discretionary contribution to the 401(k) plan accounts of all eligible participants in the amount of $6,000 each.

(8)	For fiscal 2017, we made a discretionary contribution to the 401(k) plan accounts of all eligible participants in the amount of $5,000 each.
(9)	For fiscal 2016, we made a discretionary contribution to the 401(k) plan accounts of all eligible participants in the amount of $6,000 each.
(10)

Ms. St. Ledger was promoted to President, Worldwide Field Operations, effective as of October 1, 2017. The salary and non-equity incentive plan compensation amounts for Ms. St. Ledger are prorated based on the number of days in fiscal 2018 she served as Senior Vice President, Chief Revenue Officer or President, Worldwide Field Operations, respectively.

(11)

Ms. St. Ledger joined the Company on May 2, 2016. The salary and non-equity incentive plan compensation amounts for Ms. St. Ledger are prorated based on the number of days in fiscal 2017 during which she was employed with us.

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GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2018

The following table presents, for each of our NEOs, information concerning grants of plan-based awards made during fiscal 2018. This information supplements the information about these awards set forth in the Summary Compensation Table.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Douglas Merritt	—	237,500	475,000	950,000	—	—	—	—	—
RSUs	03/09/2017	—	—	—	—	—	—	53,333	3,210,113
PSUs	03/09/2017	—	—	—	40,000	80,000	160,000	—	4,815,200
Richard Campione	—	140,000	280,000	560,000	—	—	—	—	—
RSUs	03/09/2017	—	—	—	—	—	—	24,000	1,444,560
PSUs	03/09/2017	—	—	—	18,000	36,000	72,000	—	2,166,840
David Conte	—	154,000	308,000	616,000	—	—	—	—	—
RSUs	03/09/2017	—	—	—	—	—	—	26,667	1,605,087
PSUs	03/09/2017	—	—	—	20,000	40,000	80,000	—	2,407,600
Susan St. Ledger	—	220,000	440,000	1,320,000	—	—	—	—	—
RSUs	3/9/2017	—	—	—	—	—	—	33,333	2,006,313
RSUs	10/2/2017	—	—	—	—	—	—	94,000	6,241,600
PSUs	3/9/2017	—	—	—	25,000	50,000	100,000	—	3,009,500
Leonard Stein	—	106,500	213,000	426,000	—	—	—	—	—
RSUs	3/9/2017	—	—	—	—	—	—	13,333	802,513
RSUs	4/20/2017	—	—	—	—	—	—	4,800	297,744
PSUs	3/9/2017	—	—	—	10,000	20,000	40,000	—	1,203,800
PSUs	4/20/2017	—	—	—	3,600	7,200	14,400	—	446,616
(1)

Amounts in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns relate to cash incentive compensation opportunities under each NEO’s individual compensation arrangement. Payments under these plans are subject to a threshold limitation based on achieving at least 95% of the target corporate performance objective. Target payment amounts assume achievement of 100% of the target corporate performance objective. Payments to Messrs. Merritt, Campione, Conte and Stein under these plans are subject to a maximum payment of 200%, based on achievement of 111% or more of the target corporate performance objective. Bookings-based payments to Ms. St. Ledger were capped at a maximum of 300% for achievement of 122% or greater of target corporate performance objective. The actual amounts paid to our NEOs are set forth in the “Summary Compensation Table” above, and the calculation of the actual amounts paid is discussed more fully in “Compensation Discussion and Analysis—Discussion of Our Fiscal 2018 Executive Compensation Program—Components of Compensation Program and Fiscal 2018 Compensation—Cash Bonuses” above.

(2)

Amounts in the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns relate to estimated payouts of the fiscal 2018 PSUs. The amounts shown in the Threshold column reflect the number of shares if the minimum revenues metric and operating cash flow metric are met, and are 50% of the amounts shown under the Target column. The amounts shown in the Target column reflect the number of shares if the revenues metric and operating cash flow metric are at target. The amounts shown in the Maximum column reflect the number of shares if the maximum revenues metric and operating cash flow metric are met or exceeded, and are 200% of the amounts shown under the Target column. The PSUs vest over four years, subject to continued service to us. For Messrs. Merritt, Conte and Stein and Ms. St. Ledger, one-fourth of the PSUs granted on March 9, 2017 vested on March 30, 2018 and 1/16th vest quarterly thereafter, beginning on June 10, 2018, over the remaining three years. In connection with Mr. Campione’s termination of employment with the Company on January 31, 2018, 18,975 of his earned PSUs accelerated and vested in accordance with the terms of his award and severance agreements, while the remaining earned PSUs were forfeited to the Company. For Mr. Stein, one-fourth of the PSUs granted on April 20, 2017 vest on June 10, 2018 and 1/16th vest quarterly thereafter, beginning on September 10, 2018, over the remaining three years.

(3)

The RSUs vest over four years, with one-fourth of the RSUs vesting one year following the vesting commencement date and 1/16th vesting quarterly thereafter over the remaining three years, subject to continued service to us.

(4)

The amounts reported in this column reflect the aggregate grant date fair value of the RSUs and PSUs granted to our NEOs in fiscal 2018 as computed in accordance with ASC Topic 718. The estimated fair value of PSUs was calculated based on the probable outcome of the performance measures for the fiscal 2018 performance period as of the date on which the PSUs were granted for accounting purposes. These amounts do not necessarily correspond to the actual value recognized by NEOs. The assumptions used in the valuation of these awards  are consistent with the valuation methodologies specified in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2018.

54	2018 Proxy Statement

Executive Compensation

OUTSTANDING EQUITY AWARDS AT FISCAL 2018 YEAR-END

The following table sets forth information concerning outstanding equity awards held by our NEOs as of January 31, 2018.

		Option Awards				Stock Awards
Name	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Douglas Merritt	6/10/2014	—	—	—	—	18,750	(2)	1,731,938	—		—
	3/10/2015	—	—	—	—	11,250	(3)	1,039,163	—		—
	3/10/2015	—	—	—	—	6,250	(2)	577,313	—		—
	3/10/2016	—	—	—	—	20,344	(2)	1,879,175	—		—
	3/10/2016	—	—	—	—	54,410	(4)	5,025,852	—		—
	3/10/2017	—	—	—	—	53,333	(2)	4,926,369	—		—
	3/10/2017	—	—	—	—	—		—	134,942	(5)	12,464,593
Richard Campione	3/10/2017	—	—	—	—	—		—	18,975	(5)	1,752,755
David Conte	3/10/2015	—	—	—	—	14,063	(3)	1,298,999	—		—
	3/10/2015	—	—	—	—	7,813	(2)	721,687	—		—
	3/10/2016	—	—	—	—	20,250	(2)	1,870,493	—		—
	3/10/2016	—	—	—	—	27,079	(4)	2,501,287	—		—
	3/10/2017	—	—	—	—	26,667	(2)	2,463,231	—		—
	3/10/2017	—	—	—	—	—		—	67,471	(5)	6,232,296
Susan St. Ledger	6/10/2016	—	—	—	—	56,832	(4)	5,249,572	—		—
	6/10/2016	—	—	—	—	42,500	(2)	3,925,725	—		—
	3/10/2017	—	—	—	—	33,333	(2)	3,078,969	—		—
	3/10/2017	—	—	—	—	—		—	84,336	(5)	7,790,116
	9/10/2017	—	—	—	—	94,000	(2)	8,682,780	—		—
Leonard Stein	3/10/2015	—	—	—	—	11,250	(3)	1,039,163	—		—
	3/10/2015	—	—	—	—	6,250	(2)	577,313	—		—
	3/10/2016	—	—	—	—	12,375	(2)	1,143,079	—		—
	3/10/2016	—	—	—	—	16,549	(4)	1,528,631	—		—
	3/10/2017	—	—	—	—	—		—	33,730	(5)	3,115,640
	3/10/2017	—	—	—	—	13,333	(2)	1,231,569	—		—
	6/10/2017	—	—	—	—	—		—	12,144	(5)	1,121,763
	6/10/2017	—	—	—	—	4,800	(2)	443,376	—		—
(1)	Market Value is calculated based on the closing price of our common stock on The NASDAQ Global Select Market on January 31, 2018 (the last trading day of our fiscal year), which was $92.37.
(2)

The RSUs vest over four years, with one-fourth of the RSUs vesting one year following the vesting commencement date and 1/16th vesting quarterly thereafter over the remaining three years, subject to continued service to us.

(3)

On March 30, 2016, 180% of each NEO’s target fiscal 2016 PSUs were deemed earned based upon our fiscal 2016 financial results; one-fourth vesting on March 30, 2016 and 1/16th vesting quarterly thereafter, beginning on June 10, 2016, over the remaining three years, subject to continued service to us.

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Executive Compensation

(4)

On March 29, 2017, 89.15% of each NEO’s target fiscal 2017 PSUs were deemed earned based upon our fiscal 2017 financial results. For Mr. Merritt, 30% of the PSUs vested on March 29, 2017 and 5.83% vest quarterly thereafter, beginning on June 10, 2017, over the remaining three years. For Messrs. Conte and Stein, one-fourth of the PSUs vested on March 29, 2017 and 1/16th vest quarterly thereafter, beginning on June 10, 2017, over the remaining three years. For Ms. St. Ledger, one-fourth of the PSUs vested on June 10, 2017 and 1/16th vest quarterly thereafter, beginning on September 10, 2017, over the remaining three years.

(5)

On March 30, 2018, 168.67% of each NEO’s target fiscal 2018 PSUs were deemed earned based upon our fiscal 2018 financial results. Actual award amounts earned were 134,942, 18,975, 67,471, 45,874 and 84,336 shares for each of Messrs. Merritt, Campione, Conte and Stein and Ms. St. Ledger, respectively. The earned PSUs vest over four years, subject to continued service to us. For Messrs. Merritt, Conte and Stein and Ms. St. Ledger, one-fourth of the PSUs granted on March 9, 2017 vested on March 30, 2018 and 1/16th vest quarterly thereafter, beginning on June 10, 2018, over the remaining three years. In connection with Mr. Campione’s termination of employment with the Company on January 31, 2018, 18,975 of his earned PSUs accelerated and vested in accordance with the terms of his award and severance agreements, while his remaining earned PSUs were forfeited to the Company. For Mr. Stein, one-fourth of the PSUs granted on April 20, 2017 vest on June 10, 2018 and 1/16th vest quarterly thereafter, beginning on September 10, 2018, over the remaining three years.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2018

The following table sets forth the number of shares acquired and the value realized upon the exercise of stock options and the vesting of RSUs during fiscal 2018 by each of our NEOs.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)	(2)
Douglas Merritt	—	—		119,132	7,831,805
Richard Campione	—	—		45,000	3,882,150
David Conte	12,206	932,216		74,312	4,906,401
Susan St. Ledger	—	—		59,601	3,783,091
Leonard Stein	—	—		50,245	3,322,295
(1)	The value realized on exercise is calculated as the difference between the actual sale price of the shares underlying the options exercised and the applicable exercise price of those options.
(2)	The value realized on vesting is calculated by multiplying the number of shares of stock by the market value of the underlying shares on each vesting date.

PENSION BENEFITS AND NONQUALIFIED DEFERRED COMPENSATION

We do not provide a pension plan for our employees, and none of our NEOs participated in a nonqualified deferred compensation plan during fiscal 2018.

EXECUTIVE EMPLOYMENT ARRANGEMENTS

The initial terms and conditions of employment for each of our NEOs are set forth in written employment offer letters. The letters for Messrs. Merritt, Conte and Stein were negotiated on our behalf by Mr. Sullivan, our then CEO. The letters for Mr. Campione and Ms. St. Ledger were negotiated on our behalf by Mr. Merritt. All of the employment offer letters were negotiated with the oversight and approval of our Board or Compensation Committee. Each of the employment offer letters with our NEOs sets forth the terms and conditions of such executive’s employment with us and provides for severance and change in control payments and benefits, as described above under “Compensation Discussion and Analysis—Discussion of Our Fiscal 2018 Executive Compensation Program—Components of Compensation Program and Fiscal 2018 Compensation—Severance and Change in Control-Related Benefits.”

56	2018 Proxy Statement

Executive Compensation

DOUGLAS MERRITT

We entered into an initial employment offer letter dated April 7, 2014 with Mr. Merritt, our then Senior Vice President, Field Operations. We subsequently entered into a revised employment offer letter dated November 16, 2015 with Mr. Merritt in connection with his appointment as our President and CEO. This letter supersedes the terms of his original employment offer letter. Mr. Merritt’s current base salary for fiscal 2019 is $650,000 and his annual target cash bonus is 100% of his base salary.

RICHARD CAMPIONE

We entered into an employment offer letter dated October 12, 2016 with Mr. Campione, our then Senior Vice President, Chief Product Officer. On January 8, 2018, we entered into a Transition Plan and Release Agreement with Mr. Campione pursuant to which Mr. Campione’s employment with us terminated on January 31, 2018. Upon his termination, he received: (1) a lump sum payment equal to six months of his then-current base salary, (2) a lump sum payment equal to the unpaid portion of his annual fiscal 2018 bonus based on actual achievement of the applicable performance metrics for fiscal 2018, (3) continued health coverage for six months or until he becomes eligible for group health insurance benefits from another employer or entity, whichever occurs first, or, if providing such benefit would result in an excise tax to the Company, a lump sum payment of $12,000 subject to certain terms set forth in the agreement, (4) six months accelerated vesting with respect to all equity awards (consisting of restricted stock units and performance units) held by Mr. Campione, and (5) Company-paid outplacement benefits for up to six months following Mr. Campione’s termination.

DAVID CONTE

We entered into an initial employment offer letter dated June 30, 2011 with Mr. Conte, our Senior Vice President and Chief Financial Officer. We subsequently entered into a revised employment offer letter dated January 11, 2012 with Mr. Conte. This letter supersedes the terms of his original employment offer letter. Mr. Conte’s current base salary for fiscal 2019 is $445,000 and his annual target cash bonus is 80% of his base salary.

SUSAN ST. LEDGER

We entered into an employment offer letter dated March 3, 2016 with Ms. St. Ledger, our former Senior Vice President, Chief Revenue Officer. We subsequently entered into a letter agreement dated October 3, 2017 with Ms. St. Ledger in connection with her promotion to President, Worldwide Field Operations. Ms. St. Ledger’s current base salary for fiscal 2019 is $460,000 and her annual target cash bonus is 100% of her base salary.

LEONARD STEIN

We entered into an initial employment offer letter dated March 28, 2011 with Mr. Stein, our Senior Vice President, Corporate Affairs and Chief Legal Officer. We subsequently entered into a revised employment offer letter dated January 11, 2012 with Mr. Stein. This letter supersedes the terms of his original employment offer letter. Mr. Stein’s current base salary for fiscal 2019 is $365,000 and his annual target cash bonus is 60% of his base salary.

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Executive Compensation

POTENTIAL PAYMENTS UPON TERMINATION OR UPON TERMINATION IN CONNECTION WITH A CHANGE IN CONTROL

The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described below, assuming that the triggering event took place on January 31, 2018.

NEO	Termination Without Cause ($)		Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control ($)	(1)
Douglas Merritt
Severance payment(2)	950,000		1,425,000
Continued health coverage	25,091		37,636
Accelerated vesting(3)	13,702,258		27,644,401
Total:	14,677,749		29,107,037
Richard Campione
Severance payment	444,552	(4)	—	(6)
Continued health coverage	13,558		—	(6)
Accelerated vesting	3,600,121	(5)	—	(6)
Total:	4,058,231		—	(6)
David Conte
Severance payment(2)	346,500		693,000
Continued health coverage	13,558		27,116
Accelerated vesting(3)	4,497,033		15,087,993
Total:	4,857,091		15,808,109
Susan St. Ledger
Severance payment(2)	440,000		880,000
Continued health coverage	4,003		8,006
Accelerated vesting(3)	5,231,744		28,727,162
Total:	5,675,747		29,615,168
Leonard Stein
Severance payment(2)	284,000		568,000
Continued health coverage	8,845		17,689
Accelerated vesting(3)	2,990,109		10,200,511
Total:	3,282,954		10,786,200
(1)

A qualifying termination of employment is considered “in connection with a change in control” if such termination occurs within the period commencing three months before and ending 12 months after a “change in control.”

(2)	Each NEO’s base salary plus target bonus amounts, in each case, as was in effect as of January 31, 2018, are used in calculating severance payment amounts.
(3)

For purposes of valuing accelerated vesting, the values indicated in the table are calculated as follows: (i) with respect to RSUs, as the fair market value of a share of our common stock on January 31, 2018 multiplied by the number of unvested RSUs accelerated, and (ii) with respect to PSUs, as the fair market value of a share of our common stock on January 31, 2018 multiplied by the earned amounts of the fiscal 2018 PSUs (168.67% of each NEO’s target fiscal 2018 PSUs) as deemed earned on March 30, 2018.

(4)

On January 8, 2018, we entered into a Transition Plan and Release Agreement with Mr. Campione pursuant to which Mr. Campione’s employment with us terminated on January 31, 2018. Upon his termination, he received a lump sum payment equal to six months of his then-current base salary plus the unpaid portion of his annual fiscal 2018 bonus based on actual achievement of the applicable performance metrics for fiscal 2018.

(5)

Upon Mr. Campione’s termination, he received six months accelerated vesting with respect to all equity awards (consisting of RSUs and PSUs) held by him. With respect to his fiscal 2018 PSUs, the number of shares earned and eligible to vest under the PSU agreement was calculated based on actual performance during fiscal 2018 as determined by the Compensation Committee following the completion of the Company’s annual financial statement audit for fiscal 2018. The earned PSU shares are eligible to vest as set forth under the PSU agreement as to 25% of the earned PSU shares that otherwise would have vested on March 10, 2018 plus an additional 1/16th of the earned PSU shares that otherwise would have vested on June 10, 2018. The actual number of earned PSU shares that vested is described in “Compensation Discussion and Analysis—Discussion of Our Fiscal 2018 Executive Compensation Program—Components of Compensation Program and Fiscal 2018 Compensation—Long-Term Equity Compensation—Fiscal 2018 Equity Awards.”

(6)	Mr. Campione’s employment with us terminated on January 31, 2018 and was not considered “in connection with a change in control” and therefore he was not entitled to any payments.

58	2018 Proxy Statement

Executive Compensation

CEO PAY RATIO

Under SEC rules, we are required to provide information regarding the relationship between the annual total compensation of Mr. Merritt, our President and CEO, and the annual total compensation of our median employee. For our last completed fiscal year, which ended January 31, 2018:

●	The median of the annual total compensation of all employees (other than Mr. Merritt) of ours (including our consolidated subsidiaries) was approximately $256,370. This annual total compensation is calculated in accordance with Item 402(c)(2)(x) of Regulation S-K, and reflects, among other things, salary and bonus earned and aggregate “grant date fair value” of RSU awards granted during the 12-month period ended January 31, 2018.
●	Mr. Merritt’s annual total compensation, as reported in the Summary Compensation Table included in this Proxy Statement, was $9,162,342.
●	Based on the above, for fiscal 2018, the ratio of Mr. Merritt’s annual total compensation to the median of the annual total compensation of all employees was approximately 36 to 1.

This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Act of 1933, as amended and based upon our reasonable judgment and assumptions. The SEC rules do not specify a single methodology for identification of the median employee or calculation of the pay ratio, and other companies may use assumptions and methodologies that are different from those used by us in calculating their pay ratio. Accordingly, the pay ratio disclosed by other companies may not be comparable to our pay ratio as disclosed above.

The methodology we used to calculate the pay ratio is described below.

●	We determined the median of the annual total compensation of our employees as of January 31, 2018 at which time we (including our consolidated subsidiaries) had approximately 3262 full-time and part-time employees, including interns, approximately 2298 of who are U.S. employees, and approximately 964 (or approximately 30% of our total employee population) of who are located outside of the United States. In accordance with the permitted methodology for determining the “median employee”, we excluded from our calculations 29 employees (or approximately 0.9% of our total employee population) who were hired in connection with mergers and acquisitions that we completed in fiscal 2018.
●	We then compared the sum of (i) the annual base salary of each of these employees for fiscal 2018, plus (ii) the total annual cash incentive bonus or commission, as applicable, earned by each of these employees for fiscal 2018 as reflected in our payroll records, plus (iii) the aggregate grant date fair value of equity awards (as determined in accordance with footnote 1 of the 2018 Summary Compensation Table) granted to these employees in fiscal 2018, to determine the median employee. Compensation paid in foreign currency was converted to U.S. dollars using a spot exchange rate on February 28, 2018. In determining the median total compensation of all employees, we did not make any cost of living adjustments to the compensation paid to any employee outside of the U.S.

Once we identified our median employee, we estimated the median employee’s annual total compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, yielding the median annual total compensation disclosed above. With respect to Mr. Merritt’s annual total compensation, we used the amount reported in the “Total” column of our 2018 Summary Compensation Table.

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Executive Compensation

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of January 31, 2018 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	(2)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders(1)	13,639,593	8.22		25,802,922
Equity compensation plans not approved by stockholders	—	—		—
Total	13,639,593	8.22		25,802,922
(1)

Includes the following plans: 2012 Equity Incentive Plan (“2012 Plan”), 2003 Equity Incentive Plan and 2012 Employee Stock Purchase Plan (“2012 ESPP”). Our 2012 Plan provides that on the first day of each fiscal year, the number of shares authorized for issuance under the 2012 Plan is automatically increased by a number equal to the least of (i) ten million (10,000,000) shares of common stock, (ii) five percent (5%) of the aggregate number of shares of common stock outstanding on the last day of the immediately preceding fiscal year, or (iii) such number of shares of common stock that may be determined by our Board. Our 2012 ESPP provides that on the first day of each fiscal year, the number of shares authorized for issuance under the 2012 ESPP is automatically increased by a number equal to the least of (i) four million (4,000,000) shares of common stock, (ii) two percent (2%) of the aggregate number of outstanding shares of common stock on the last day of the immediately preceding fiscal year, or (iii) an amount determined by our Board or any committee designated by the Board to administer the 2012 ESPP.

(2)	Does not include shares issuable upon vesting of outstanding RSU awards, which have no exercise price.

60	2018 Proxy Statement

STOCK OWNERSHIP INFORMATION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock at March 31, 2018 for:

●	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock;
●	each of our named executive officers;
●	each of our directors; and
●	all of our executive officers and directors as a group.

The information provided in the table is based on our records, information filed with the SEC, and information provided to us. For our 5% stockholders, to the extent we did not have more recent information, we relied upon such stockholders’ most recent filing with the SEC pursuant to Section 13(g) of the Exchange Act as noted below. We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of common stock that they beneficially owned, subject to applicable community property laws.

Applicable percentage ownership is based on 144,215,244 shares of common stock outstanding at March 31, 2018. In computing the number of shares of common stock beneficially owned by a person or entity and the percentage ownership of such person or entity, we deemed to be outstanding all shares of common stock subject to shares held by the person that are currently exercisable or exercisable (or issuable upon vesting of RSUs) within 60 days of March 31, 2018. However, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated in their respective footnote, the address of each beneficial owner listed in the table below is c/o Splunk Inc., 270 Brannan Street, San Francisco, California 94107.

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Stock Ownership Information

	Number of Shares	Percent of Shares Outstanding
5% Stockholders:
T. Rowe Price Associates, Inc.(1)	12,923,521	9.0%
The Vanguard Group, Inc.(2)	11,818,151	8.2%
Jennison Associates LLC(3)	8,174,945	5.7%
BlackRock, Inc.(4)	7,517,442	5.2%
Named Executive Officers and Directors:
Douglas Merritt	30,742	*
Richard Campione	15,474	*
David Conte	14,842	*
Susan St. Ledger	883	*
Leonard Stein	14,449	*
Sara Baack	—	*
Mark Carges	15,285	*
John Connors(5)	115,470	*
Patricia Morrison	25,109	*
Thomas Neustaetter	8,801	*
Stephen Newberry	30,407	*
Graham Smith	50,976	*
Elisa Steele	—	*
Godfrey Sullivan(6)	210,905	*
All executive officers and directors as a group (13 persons)	517,869	*
*	Represents beneficial ownership of less than one percent (1%).
(1)

As of December 31, 2017, the reporting date of T. Rowe Price Associates, Inc.’s most recent filing with the SEC pursuant to Section 13(g) of the Exchange Act filed on February 14, 2018, T. Rowe Price Associates, Inc. (“Price Associates”), in its capacity as an investment adviser, has sole voting power with respect to 4,622,640 shares and sole dispositive power with respect to 12,923,521 shares reported as beneficially owned. Securities are beneficially owned by clients of Price Associates. The address for Price Associates is 100 E. Pratt Street, Baltimore, MD 21202.

(2)

As of December 31, 2017, the reporting date of The Vanguard Group’s most recent filing with the SEC pursuant to Section 13(g) of the Exchange Act filed on February 12, 2018, The Vanguard Group, Inc. (“Vanguard”), in its capacity as an investment advisor, has sole voting power with respect to 108,649 shares, shared voting power with respect to 30,352 shares, sole dispositive power with respect to 11,680,151 shares, and shared dispositive power with respect to 138,000 shares reported as beneficially owned. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 67,223 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard is the beneficial owner of 111,278 shares as a result of its serving as investment manager of Australian investment offerings. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(3)

As of December 31, 2017, the reporting date of Jennison Associates LLC’s most recent filing with the SEC pursuant to Section 13(g) of the Exchange Act filed on February 5, 2018, Jennison Associates LLC (“Jennison”), in its capacity as investment adviser to several investment companies, insurance separate accounts and institutional clients (“Managed Portfolios”), has sole voting power with respect to 4,331,998 shares and shared dispositive power with respect to 8,174,945 shares reported as beneficially owned. Prudential Financial, Inc. (“Prudential”) indirectly owns 100% of the equity interests of Jennison, and as a result, Prudential may be deemed to have the power to exercise or to direct the exercise of the voting and/or dispositive power that Jennison may have with respect to the shares held by the Managed Portfolios. Jennison does not file jointly with Prudential and, as such, shares of our common stock reported on Jennison’s Schedule 13G, as amended, may be included in the shares reported in the Schedule 13G, as amended, filed by Prudential. The address for Jennison is 466 Lexington Avenue, New York, NY 10017. Prudential also filed a Schedule 13G, as amended, with the SEC on January 26, 2018, in which it disclosed beneficial ownership of 8,182,265 shares of our common stock. The address for Prudential is 751 Broad Street, Newark, NJ 07102.

(4)

As of December 31, 2017, the reporting date of BlackRock, Inc.’s most recent filing with the SEC pursuant to Section 13(g) of the Exchange Act filed on February 8, 2018, BlackRock, Inc. (“BlackRock”), which is a parent holding company or control person, has sole voting power with respect to 6,625,542 shares and sole dispositive power with respect to 7,517,442 shares reported as beneficially owned. The address for BlackRock is 55 East 52nd Street, New York, NY 10055.

62	2018 Proxy Statement

Stock Ownership Information

(5)	Consists of (i) 106,470 shares held of record by Mr. Connors; and (ii) 9000 shares held of record by the John and Kathy Connors Foundation, for which Mr. Connors serves as a president.
(6)

Consists of (i) 110,905 shares held of record by Mr. Sullivan; and (ii) 100,000 shares held of record by the Godfrey and Suzanne Sullivan Revocable Trust dated December 5, 2000 for which Mr. Sullivan serves as a trustee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during fiscal 2018, all Section 16(a) filing requirements were satisfied on a timely basis.

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QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR 2018 ANNUAL MEETING

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully.

WHAT MATTERS AM I VOTING ON?

You will be voting on:

●	the election of four Class III directors to hold office until the 2021 annual meeting of stockholders or until their successors are duly elected and qualified;
●	a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2019;
●	an advisory vote to approve the compensation of our named executive officers, as described in this proxy statement; and
●	any other business that may properly come before the meeting.

HOW DOES THE BOARD RECOMMEND I VOTE ON THESE PROPOSALS?

The Board recommends a vote:

●	FOR each of the nominees for election as Class III directors;
●	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2019; and
●	FOR approval, on an advisory basis, of our named executive officer compensation.

WHO IS ENTITLED TO VOTE?

Holders of our common stock as of the close of business on April 13, 2018 (the “Record Date”), may vote at the Annual Meeting. As of the Record Date, we had 144,985,870 shares of common stock outstanding. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of common stock held on the Record Date. We do not have cumulative voting rights for the election of directors.

Registered Stockholders. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Street Name Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, or a street name stockholder, and the Notice was forwarded to you by your broker, bank or other nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since beneficial owners are not the stockholders of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s, bank’s or other nominee’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker, bank or other nominee will provide a voting instruction card for you to use to direct your broker, bank or other nominee how to vote your shares.

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HOW DO I VOTE?

If you are a registered stockholder, you may:

●

instruct the proxy holder or holders on how to vote your shares by using the Internet voting site or the toll-free telephone number listed on the Notice, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on June 6, 2018 (have the Notice or proxy card in hand when you call or visit the website);

●

instruct the proxy holder or holders on how to vote your shares by completing and mailing your proxy card to the address indicated on your proxy card (if you received printed proxy materials), which must be received by the time of the Annual Meeting; or

●	vote by written ballot in person at the Annual Meeting.

If you are a street name stockholder, you will receive instructions from your broker, bank or other nominee. The instructions from your broker, bank or other nominee will indicate if the various methods by which you may vote, including whether Internet or telephone voting, are available.

CAN I CHANGE OR REVOKE MY VOTE?

Yes. Subject to any rules your broker, bank or other nominee may have, you can change your vote or revoke your proxy before the Annual Meeting.

If you are a registered stockholder, you may change your vote by:

●	entering a new vote via Internet or by telephone by 11:59 p.m. Eastern Time on June 6, 2018;
●	returning a later-dated proxy card which must be received by the time of the Annual Meeting; or
●	completing a written ballot in person at the Annual Meeting.

If you are a registered stockholder, you may also revoke your proxy by providing our Corporate Secretary with a written notice of revocation prior to your shares being voted at the Annual Meeting. Such written notice of revocation should be hand delivered to Splunk’s Corporate Secretary or mailed to and received by Splunk Inc. prior to the Annual Meeting at 270 Brannan Street, San Francisco, California 94107, Attention: Corporate Secretary.

If you are a street name stockholder, you may change your vote by:

●	submitting new voting instructions to your broker, bank or other nominee pursuant to instructions provided by such broker, bank or other nominee; or
●	completing a written ballot at the Annual Meeting; provided you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote the shares.

If you are a street name stockholder, you must contact your broker, bank or other nominee that holds your shares to find out how to revoke your proxy.

WHAT IS THE EFFECT OF GIVING A PROXY?

Proxies are solicited by and on behalf of our Board. The persons named in the proxy have been designated as proxy holders. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If the proxy is properly dated, executed and returned, but no specific instructions are given, the shares will be voted in accordance with the recommendations of our Board as described above. If any matter not described in the proxy statement is properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have properly revoked your proxy, as described above.

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WHY DID I RECEIVE A NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS ON THE INTERNET INSTEAD OF A FULL SET OF PROXY MATERIALS?

In accordance with the rules of the SEC, we have elected to furnish our proxy materials, including this proxy statement and our annual report to our stockholders, primarily via the Internet. On or about April 26, 2018, we mailed to our stockholders the Notice that contains instructions on how to access our proxy materials on the Internet, how to vote at the Annual Meeting, and how to request printed copies of the proxy materials and annual report. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings and keep our Annual Meeting process efficient.

WHAT IS A QUORUM?

A quorum is the minimum number of shares required to be present at the Annual Meeting for the meeting to be properly held under our Bylaws and Delaware law. The presence, in person or by proxy, of a majority of all issued and outstanding shares of common stock entitled to vote at the meeting will constitute a quorum at the meeting. A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by the proxy are not being voted (“stockholder withholding”) with respect to a particular matter. Similarly, a broker may not be permitted to vote stock (“broker non-vote”) held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock. See “How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?” below. The shares subject to a proxy that are not being voted on a particular matter because of either stockholder withholding or broker non-vote will count for purposes of determining the presence of a quorum. Abstentions are also counted in the determination of a quorum.

HOW MANY VOTES ARE NEEDED FOR APPROVAL OF EACH MATTER?

●

Proposal 1: Each director nominee will be elected by a vote of the majority of the votes cast. A majority of the votes cast means the number of votes cast “For” such nominee’s election exceeds the number of votes cast “Against” that nominee. You may vote “For,” “Against,” or “Abstain” with respect to each director nominee. Broker non-votes and abstentions will have no effect on the outcome of the election.

●

Proposal 2: The ratification of the appointment of PricewaterhouseCoopers LLP must receive the affirmative vote of at least a majority of the shares present in person or by proxy at the meeting and entitled to vote thereon to be approved. You may vote “For,” “Against,” or “Abstain” with respect to this proposal. Abstentions are considered votes cast and thus will have the same effect as a vote “Against” the proposal. Broker non-votes, if any, will have no effect on the outcome of this proposal.

●

Proposal 3: The advisory vote to approve the compensation of our named executive officers must receive the affirmative vote of at least a majority of the shares present in person or by proxy at the meeting and entitled to vote thereon to be approved. You may vote “For,” “Against,” or “Abstain” with respect to this proposal. Abstentions are considered votes cast and thus will have the same effect as votes “Against” the proposal. Broker non-votes will have no effect on the outcome of the vote. Because this vote is advisory only, it will not be binding on us or on our Board.

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WHAT HAPPENS IF A DIRECTOR NOMINEE WHO IS DULY NOMINATED DOES NOT RECEIVE A MAJORITY VOTE?

The Board nominates for election or re-election as director only candidates who have tendered, in advance of such nomination, an irrevocable, conditional resignation that will be effective only upon both (i) the failure to receive the required vote at the next annual meeting of stockholders at which they face re-election and (ii) the Board’s acceptance of such resignation. In an uncontested election, the Board, after taking into consideration the recommendation of the Nominating and Corporate Governance Committee, will determine whether or not to accept the pretendered resignation of any nominee for director who receives a greater number of votes “Against” such nominee’s election than votes “For” such nominee’s election. In the event of a contested election, the director nominees equal to the number of seats available who receive the largest number of votes cast “For” their election will be elected as directors.

HOW ARE PROXIES SOLICITED FOR THE ANNUAL MEETING?

The Board is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers, banks or other nominees for reasonable expenses that they incur in sending these proxy materials to you, if a broker, bank or other nominee holds your shares.

HOW MAY MY BROKER, BANK OR OTHER NOMINEE VOTE MY SHARES IF I FAIL TO PROVIDE TIMELY DIRECTIONS?

Brokers, banks and other nominees holding shares in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker, ban or other nominee will have discretion to vote your shares on our sole “routine” matter—the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Your broker, bank or other nominee will not have discretion to vote on the other matters submitted for a vote absent direction from you as they are “non-routine” matters.

IS MY VOTE CONFIDENTIAL?

Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Splunk or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

WHERE CAN I FIND THE VOTING RESULTS OF THE ANNUAL MEETING?

We will disclose voting results on a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to include them in such Current Report on Form 8-K, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Current Report on Form 8-K as soon as final results become available.

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I SHARE AN ADDRESS WITH ANOTHER STOCKHOLDER, AND WE RECEIVED MULTIPLE COPIES OF THE PROXY MATERIALS. HOW MAY WE OBTAIN A SINGLE COPY OF THE PROXY MATERIALS?

Stockholders who share an address and receive multiple copies of our proxy materials can request to receive a single copy in the future. To receive a single copy of the Notice and, if applicable, the proxy materials, stockholders may contact us as follows:

Splunk Inc.
Attention: Investor Relations
270 Brannan Street
San Francisco, California 94107
(415) 848-8400

Stockholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

STOCKHOLDER PROPOSALS

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2019 annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than December 27, 2018. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Splunk Inc.
Attention: Corporate Secretary
270 Brannan Street
San Francisco, California 94107

Our Bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our Bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before the meeting by or at the direction of our Board, or (iii) properly brought before the meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our Bylaws. To be timely for our 2019 annual meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:

●	not earlier than February 10, 2019; and
●	not later than the close of business on March 12, 2019.

If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, we are not required to present the proposal for a vote at such meeting.

Please see “Corporate Governance at Splunk—Stockholder Recommendations, Nominations and Communications with the Board” on page 18 for further information about recommendations and nominations of director candidates.

AVAILABILITY OF BYLAWS

A copy of our Bylaws may be obtained by accessing our filings on the SEC’s website at www.sec.gov or on our investor website at http://investors.splunk.com/corporate-governance. You may also contact our Corporate Secretary at our principal executive offices for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

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FISCAL 2018 ANNUAL REPORT AND SEC FILINGS

Our financial statements for the fiscal year ended January 31, 2018 are included in our Annual Report on Form 10-K, which was filed with the SEC and which we will make available to stockholders at the same time as this proxy statement. Our annual report and this proxy statement are posted on our website at www.splunk.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Investor Relations, Splunk Inc., 270 Brannan Street, San Francisco, California 94107.

* * *

The Board does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote shares they represent in accordance with their own judgment on such matters.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS
San Francisco, California
April 26, 2018

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SPLUNK INC.
270 BRANNAN STREET
SAN FRANCISCO, CA 94107

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E47375-P02210	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SPLUNK INC.

The Board of Directors recommends you vote FOR the following:

1.	To elect four Class III directors:

	Nominees:		For	Against	Abstain

	1a.	Sara Baack	☐	☐	☐

	1b.	Douglas Merritt	☐	☐	☐

	1c.	Graham Smith	☐	☐	☐

	1d.	Godfrey Sullivan	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2019.	☐	☐	☐

3.	To approve, on an advisory basis, the compensation of our named executive officers, as described in the proxy statement.	☐	☐	☐

NOTE: To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ANNUAL MEETING OF STOCKHOLDERS OF
SPLUNK INC.
June 7, 2018

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

Please sign, date and mail
your proxy card in the envelope provided as soon as possible.

E47376-P02210

SPLUNK INC.
Annual Meeting of Stockholders
June 7, 2018 3:30 p.m. Pacific Time
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Douglas S. Merritt and David F. Conte, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of SPLUNK INC. held of record by the undersigned at the close of business on April 13, 2018 at the Annual Meeting of Stockholders to be held at 3:30 p.m. Pacific Time on June 7, 2018, at 3098 Olsen Drive, San Jose, CA 95128, and any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted "FOR ALL NOMINEES" in Proposal 1, and "FOR" Proposal 2 and Proposal 3.

Continued and to be signed on reverse side